   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1996

                                                       REGISTRATION NO. 333-5738
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 2

                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            VITA FOOD PRODUCTS, INC.
                 (Name of Small Business Issuer in its Charter)

              NEVADA                              2091                    #36-3171548
   (State or Other Jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)     Identification No.)

                              2222 W. LAKE STREET
                            CHICAGO, ILLINOIS 60612
                                 (312) 738-4500
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)

                          STEPHEN D. RUBIN, PRESIDENT
                            VITA FOOD PRODUCTS, INC.
                              2222 W. LAKE STREET
                            CHICAGO, ILLINOIS 60612
                                 (312) 738-4500
           (Name, Address and Telephone Number of Agent for Service)
                Please address a copy of all communications to:

                      MICHAEL J. GAMSKY                                                LESLIE J. WEISS
  MUCH SHELIST FREED DENENBERG AMENT BELL & RUBENSTEIN, P.C.                    SUGAR, FRIEDBERG & FELSENTHAL
              200 N. LASALLE STREET, SUITE 2100                                    30 NORTH LASALLE STREET
                   CHICAGO, ILLINOIS 60601                                         CHICAGO, ILLINOIS 60602
                 TELEPHONE NO: (312) 346-3100                                    TELEPHONE NO: (312) 704-9400
                    FAX NO: (312) 621-1750                                          FAX NO: (312) 372-7951

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

                TITLE OF EACH CLASS                        AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
                OF SECURITIES TO BE                         TO BE           OFFERING PRICE     AGGREGATE OFFERING
                    REGISTERED                           REGISTERED         PER SECURITY(1)         PRICE(1)
UNITS CONSISTING OF:
Common Stock ($.01 par value)(2).................          862,500               $7.00             $6,037,500
Redeemable Common Stock Purchase Warrants(3).....          862,500               $0.10               $86,250
Common Stock, par value $.01 per share, issuable on
 exercise of Redeemable Common Stock Purchase
 Warrants(5).....................................          862,500              $11.20             $9,660,000
Representatives' Warrants(4)(6)..................          75,000                 (6)                  $10
Common Stock par value $0.01 per share issuable
 upon exercise of Representatives'
 Warrants(4)(5)..................................          75,000               $11.55              $866,250
Redeemable Common Stock Purchase Warrants issuable
 upon exercise of Representatives' Warrants(4)...          75,000               $0.165               $12,375
Common Stock, par value $0.01 per share, issuable
 upon exercise of Redeemable Common Stock Purchase
 Warrants issuable upon exercise of
 Representatives' Warrants(4)(5).................          75,000               $11.20              $840,000
    Total........................................                                                  $17,502,385

                TITLE OF EACH CLASS                       AMOUNT OF
                OF SECURITIES TO BE                     REGISTRATION
                    REGISTERED                             FEE(8)
UNITS CONSISTING OF:
Common Stock ($.01 par value)(2).................         $2,081.89
Redeemable Common Stock Purchase Warrants(3).....          $29.74
Common Stock, par value $.01 per share, issuable on
 exercise of Redeemable Common Stock Purchase
 Warrants(5).....................................         $3,331.03
Representatives' Warrants(4)(6)..................           $0.01
Common Stock par value $0.01 per share issuable
 upon exercise of Representatives'
 Warrants(4)(5)..................................          $298.71
Redeemable Common Stock Purchase Warrants issuable
 upon exercise of Representatives' Warrants(4)...           $4.27
Common Stock, par value $0.01 per share, issuable
 upon exercise of Redeemable Common Stock Purchase
 Warrants issuable upon exercise of
 Representatives' Warrants(4)(5).................          $289.65
    Total........................................       $6,035.30(8)


(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) Includes 112,500 shares of Common Stock subject to the Underwriters' over-allotment option.
(3) Includes 112,500 Warrants subject to the Underwriter's over-allotment option.

(4) To be issued to Representatives of the Underwriters.


(5) Reserved for issuance upon exercise of the Redeemable Common Stock Purchase Warrants and Representatives' Warrants.


(6) Representatives' Warrants will be issued for nominal consideration totaling $10.


(7) Pursuant to Rule 416, this Registration Statement also relates to an indeterminate number of additional shares as may be issued as a result of anti-dilution provisions of the Redeemable Common Stock Purchase Warrants (the "Warrants"), and Representatives' Warrant's and the Warrants underlying the Representatives' Warrants.

(8) Registration fee of $10,059.71 was previously paid.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            VITA FOOD PRODUCTS, INC.

              CROSS REFERENCE SHEET FOR PROSPECTUS UNDER FORM SB-2

               FORM SB-2 ITEM NO. AND CAPTION                        CAPTION OR LOCATION IN PROSPECTUS

 1.   Front of Registration Statement and Outside
      Front Cover of Prospectus.......................  Facing Page of Registration Statement; Outside Front Cover
                                                        Page of Prospectus

 2.   Inside Front and Outside Back Cover Pages of
      Prospectus......................................  Inside Front and Outside Back Pages of Prospectus

 3.   Summary Information and Risk Factors............  Prospectus Summary; Risk Factors

 4.   Use of Proceeds.................................  Use of Proceeds

 5.   Determination of Offering Price.................  Risk Factors; Underwriting

 6.   Dilution........................................  Risk Factors; Dilution

 7.   Selling Security-Holders........................  *

 8.   Plan of Distribution............................  Inside Front Cover Page of Prospectus; Underwriting

 9.   Legal Proceedings...............................  Business

10.   Directors, Executive Offices, Promoters and
      Control Persons.................................  Management

11.   Security Ownership of Certain Beneficial Owners
      and Management..................................  Principal Shareholders; Management

12... Description of Securities.......................  Description of Company Securities

13.   Interest of Named Experts and Counsel...........  Experts; Certain Legal Matters

14.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.....................................  Description of Company's Securities x Limitations on
                                                        Directors Liability

15.   Organization within Last Five Years.............  Business; Certain Transactions

16.   Description of Business.........................  Prospectus Summary; Business

17.   Management's Discussion and Analysis or Plan of
      Operation.......................................  Management's Discussion and Analysis of Financial Condition
                                                        and Results of Operations

18.   Description of Property.........................  Business

19.   Certain Relationships and Related
      Transactions....................................  Certain Transactions

20.   Market for Common Equity and Related Stockholder
      Matters.........................................  Risk Factors; Description of Company's Securities

21.   Executive Compensation..........................  Management

22.   Financial Statements............................  Financial Statements

23.   Changes in and Disagreements with Accountants on
      Accounting and Financial Disclosure.............  *

* Not applicable or answer in negative

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED NOVEMBER 14, 1996
PROSPECTUS                 (VITA LOGO APPEARS HERE)

                            VITA FOOD PRODUCTS, INC.
                       750,000 SHARES OF COMMON STOCK AND
               750,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

(INITIALLY SHARES OF COMMON STOCK AND WARRANTS MAY ONLY BE PURCHASED TOGETHER ON
     THE BASIS OF ONE SHARE OF COMMON STOCK AND ONE WARRANT, BUT WILL TRADE
            SEPARATELY IMMEDIATELY AFTER THE OFFERING IS COMPLETED)

     Vita Food Products, Inc., ("VITA" or the "COMPANY") hereby offers 750,000 shares of the Company's common stock, $.01 par value per share (the "COMMON STOCK"), and 750,000 Redeemable Common Stock Purchase Warrants (the "WARRANTS"). The shares of Common Stock and the Warrants are sometimes hereinafter together referred to as the "SECURITIES." Until the completion of this offering, the shares of Common Stock and the Warrants offered hereby may only be purchased together on the basis of one share of Common Stock and one Warrant, but will trade separately immediately after the offering. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial
exercise price of $   [160% of the initial public offering price] per share at
any time during the period commencing one year from the date of this Prospectus and terminating five years from the date of the Prospectus. The Warrant exercise price is subject to adjustment under certain circumstances. Commencing 18 months after the date of the Prospectus, the Company may redeem the Warrants at $0.01 per Warrant on 30 days' prior written notice to the warrantholders if the average closing bid price of the Common Stock as reported on the Chicago Stock
Exchange (the "CHX") equals or exceeds $   [200% of the initial public offering
price] per share (subject to adjustment under certain circumstances) for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Company's Securities."

     Prior to this offering, there has been no public market for the Common Stock or Warrants, and there can be no assurance that such a market will develop after the completion of this offering or, if developed, that it will be sustained. It is currently estimated that the initial public offering price per share of Common Stock will be between $6.00 and $7.00, and that the initial public offering price per Warrant will be $0.10. For information regarding the factors considered in determining the initial public offering price of the Common Stock and the Warrants and the terms of the Warrants, see "Risk Factors", "Description of Company's Securities" and "Underwriting." The Company has applied to have the Common Stock and Warrants listed on the Chicago Stock Exchange.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF    THIS PROSPECTUS. ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]

                                                                                        UNDERWRITING
                                                                PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                                 PUBLIC                COMMISSIONS(1)              COMPANY(2)
Per Share of Common Stock...........................               $                         $                         $
Per Warrant.........................................               $                         $                         $
Total(3)............................................               $                         $                         $


(1) Excludes a non-accountable expense allowance payable to National Securities Corporation and Access Financial Group, Inc., the representatives (the "REPRESENTATIVES") of the several underwriters (the "UNDERWRITERS"), equal to 3% and the value of the five year warrants (the "REPRESENTATIVES' WARRANTS") entitling the Representatives to purchase up to 75,000 shares of Common Stock and/or 75,000 Warrants. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting estimated expenses payable by the Company of $      ,
    excluding the Representatives' non-accountable expense allowance ( if the over-allotment option granted to the Underwriters is exercised in full).

(3) The Company has granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to an additional 112,500 shares of Common Stock and/or 112,500 Warrants upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Proceeds to Company will be $      , $      , and $      ,
    respectively. See "Underwriting."

    The Securities are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right to reject any order in whole or in part and to certain other conditions. It is expected that delivery of the certificates for the Common Stock and Warrants will be made against payment at the offices of National Securities
Corporation, 1001 Fourth Avenue, Seattle, Washington on or about            ,
1996.


NATIONAL SECURITIES CORPORATION                     ACCESS FINANCIAL GROUP, INC.


                The date of this Prospectus is            , 1996

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    Vita(Register mark) and its design is a federally registered trademark of the Company. The Company has applied to federally register the trademarks of Heavenly Hommus!TM and Vita LeanTM. ElfTM, Royal HighlandTM and Highland CrestTM are trademarks which the Company has licensed from third parties.

                               PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) REFLECTS THE REINCORPORATION OF THE COMPANY FROM ILLINOIS TO NEVADA EFFECTED IN SEPTEMBER, 1996, (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (III) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 750,000 SHARES OF COMMON STOCK UPON EXERCISE OF THE WARRANTS, (IV) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 75,000 SHARES OF COMMON STOCK AND 75,000 WARRANTS UPON EXERCISE OF THE REPRESENTATIVES' WARRANTS, (V) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 75,000 SHARES OF COMMON STOCK UPON EXERCISE OF WARRANTS UNDERLYING THE REPRESENTATIVES' WARRANTS,
(VI) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 400,000 ADDITIONAL SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE OF ADDITIONAL STOCK OPTIONS THAT MAY BE GRANTED UNDER THE COMPANY'S 1996 EMPLOYEE STOCK OPTION PLAN AND 1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS; AND (VII) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 150,000 ADDITIONAL SHARES OF COMMON STOCK RESERVED FOR ISSUANCE IN CONNECTION WITH THE COMPANY'S 1996 EMPLOYEE STOCK PURCHASE PLAN.


                                  THE COMPANY

     The Company has been engaged in the sale of specialty food products under the Vita brand name for over 65 years. The Company believes that its long history of producing and marketing quality products has created a strong recognition of the VITA brand name among consumers and has enabled the Company to build an extensive national distribution network of established food brokers for the sale of its products to supermarket chains and wholesale clubs (collectively "SUPERMARKETS") and to institutional/food service operations, such as restaurant chains, hotels, country clubs, cruise lines and other bulk purchasers (collectively "INSTITUTIONAL PURCHASERS"). Historically, the Company has increased its sales through acquisitions which have enabled the Company to add new product lines and expand its existing product lines. The Company intends to focus on acquisitions as a means to increase its growth. The Company believes that "VITA" with its accompanying logo is the most widely recognized, and the only nationally recognized, brand name in herring products, and cured and smoked salmon products. The Company believes that it will be able to capitalize on the goodwill associated with the VITA brand name and the strength of its national distribution network to increase its market share for its existing products and to introduce and market complementary new specialty food products, which will be sold under either the Vita brand name or other brand names purchased or licensed from third parties.

     The Company is one of the leading processors of herring products, and cured and smoked salmon products in the United States, which products it has been producing and marketing for over 65 years and 25 years, respectively. The Company's products include a variety of cuts of pickled herring in cream and wine based sauces, and lox and nova salmon. The Company markets other complementary specialty food products, such as cream cheese with salmon, shrimp cocktail, hommus products, horseradish products, and cocktail and tartar sauces, that it purchases from third party food producers and markets under the VITA brand name pursuant to co-packing arrangements. The Company markets and, in some cases, also produces related specialty food products under other brand names that have been licensed to the Company. These products include Scandinavian-style herring which is produced and marketed by the Company under the ELF brand name, which is widely recognized in the Midwest region of the country, and imported Scottish smoked salmon, which is distributed by the Company under the brand names ROYAL HIGHLAND and HIGHLAND CREST.

     The Company's acquisition strategy is to acquire, or enter into joint ventures with, companies producing complementary specialty food products. The Company, under its current management, became a major producer of smoked salmon products through the acquisition of Royal Enterprises, Inc., a major Chicago based smoked salmon processor, in 1984. In 1995, the Company purchased the herring product line of Lyon Food Products, Inc. and secured licensing rights to the ELF brand name, an established regional brand of herring, which increased its market share in herring products and its penetration of the market in the Midwest region of the country. The Company's lack of capital in the past has limited its ability to pursue its acquisition strategy. As a result, the Company has expanded its product lines by establishing a number of co-packing arrangements with companies that produce complementary specialty food products. Products which the Company markets pursuant to co-packing arrangements generally have a percentage gross margin that is one-third lower than the percentage gross margin of products which are produced and marketed by the Company. The Company intends to implement its long-term growth strategy, in part, by shifting its focus from co-packing arrangements to acquisitions and joint ventures.

     The Company also intends to employ the following strategy to increase its growth:

     (i) Developing, introducing and marketing new specialty food products, such as salmon burgers and hommus, that complement its current line of products while at the same time enabling the Company to expand into products that are less seasonal and that appeal to a broader base of consumers than its current products.

     (ii) Expanding its use of promotions to both Supermarkets and Institutional Purchasers, increasing consumer advertising and securing additional shelf space for its products in Supermarkets.

     (iii) Expanding sales of VITA brand name products in international markets.

     The Company's production facility is currently often operating at full capacity and the Company intends to either purchase a facility to replace its current office, production and storage facility; construct a new facility; or expand and upgrade its current facility to accommodate its anticipated growth. See "Business -- Production."

     All of the Company's salmon and herring products and most of its other specialty food products are kosher and receive the u symbol of certification from the Union of Orthodox Jewish Congregations of America (the "ORTHODOX UNION"). The Company also receives the u symbol of certification for the use of many of its products for Passover from the Orthodox Union. The Company believes that the market for kosher foods will grow in the next few years and that this represents a significant opportunity for the Company. See "Business -- Products."

     On September 20, 1996, the Company reincorporated in the State of Nevada through a merger of Vita Food Products, Inc., an Illinois corporation ("VITA-ILLINOIS"), and V-F Acquisition, Inc., an Illinois corporation that was the largest shareholder of Vita-Illinois, into the Company, a Nevada corporation formed for purposes of effecting the reincorporation (the "REINCORPORATION MERGER"). References to "VITA" or the "COMPANY" herein and throughout this Prospectus include the Nevada corporation and its predecessor, the Illinois corporation, unless otherwise specified. The Company's executive offices are located at 2222 West Lake Street, Chicago, Illinois 60612, and its telephone number is (312) 738-4500.

                                  THE OFFERING


Securities Offered by the Company.....................  750,000 shares of Common Stock and 750,000 Warrants.
                                                        Until the completion of this offering, the shares of
                                                        Common Stock and the Warrants offered hereby may only be
                                                        purchased together on the basis of one share of Common
                                                        Stock and one Warrant, but will trade separately
                                                        immediately after the offering. See "Description of
                                                        Company's Securities."
Exercise Price of Warrants............................  Each Warrant entitles the registered holder thereof to purchase, at any time over a four year period commencing
                                                        one year after the date of this Prospectus, one share of
                                                        Common Stock at a price of $      [160% of the initial
                                                        public offering price] per share. The Warrant exercise
                                                        price is subject to adjustment under certain
                                                        circumstances. See "Description of Company's Securities."
Redemption of Warrants................................  Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption by the Company at
                                                        $0.01 per Warrant on 30 days' prior written notice to the
                                                        warrantholders if the average closing bid price of the
                                                        Common Stock equals or exceeds $      [200% of the
                                                        initial public offering price] per share of Common Stock
                                                        for any 20 trading days within a period of 30 consecutive
                                                        trading days ending on the fifth trading day prior to the
                                                        date of the notice of redemption. See "Description of
                                                        Company's Securities."
Securities to be Outstanding after this Offering......  3,700,000 shares of Common Stock and 750,000 Warrants
Use of Proceeds.......................................  To (i) partially fund the purchase of a facility to replace its current office, production and storage
                                                        facility, the construction of a new facility or the
                                                        expansion and improvement of its current facility; (ii)
                                                        fund the purchase of additional capital equipment; (iii)
                                                        pay for promotions and increased consumer advertising in
                                                        the retail and institutional markets; (iv) pay for costs
                                                        associated with securing additional shelf space in
                                                        Supermarkets; and (v) fund acquisitions or joint
                                                        ventures. See "Use of Proceeds."
Risk Factors..........................................  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."
Proposed CHX Market Symbols...........................  Common Stock -- VHG. Warrants -- VHGW.

                             SUMMARY FINANCIAL DATA

                     (in thousands, except per share data)

                                                                                                NINE MONTHS
                                                                        YEARS ENDED                ENDED
                                                                       DECEMBER 31,          SEPTEMBER 30, (1)
                                                                     1994       1995(3)      1995        1996
STATEMENT OF OPERATIONS DATA:
  Net sales.....................................................    $17,793     $21,410     $13,045     $13,969
  Cost of goods sold............................................     12,735      15,014       9,364       9,953
  Gross margin..................................................      5,058       6,396       3,681       4,016
  Selling, marketing and administrative expenses................      4,410       5,397       3,709       4,036
  Operating profit (loss).......................................        648         999         (28)        (20)
  Interest and other expense, net...............................        376         868(4)      727(4)      308
  Income (loss) before income taxes (benefit)...................        272         131        (755)       (328)
  Income taxes (benefit)(5).....................................         --          --          --        (300)
  Net income (loss).............................................    $   272     $   131     $  (755)    $   (28)
  Net income (loss) per common share............................    $   .09     $   .04     $  (.26)    $  (.01)
  Supplemental net income per common share(6)...................                $   .08                 $   .04
  Weighted average number of common shares
     outstanding................................................    2,950,000   2,950,000   2,950,000   2,950,000

                                                                                                  SEPTEMBER 30, 1996
                                                                                                                AS
                                                                          DECEMBER 31, 1995    ACTUAL(1)    ADJUSTED(2)
BALANCE SHEET DATA:
  Working capital......................................................        $ 3,302          $ 2,899       $ 3,063
  Total assets.........................................................         10,415            9,639         9,639
  Current liabilities..................................................          5,146            4,497         4,497
  Long-term debt.......................................................          5,501            5,402         1,504
  Shareholders' equity (deficit).......................................           (232)            (260)        3,638

(1) Historically, the Company's net sales and net income have been the highest in the fourth quarter of each year. The Company's business is seasonal because its sales volume increases significantly during the Christmas holiday season and, to a lesser extent, around other holidays in the Fall and Spring and during periods of colder weather in certain sections of the country. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality; Quarterly Results."

(2) Adjusted to give effect to the sale by the Company of 750,000 shares of Common Stock and 750,000 Warrants offered hereby at an assumed offering price of $6.50 per share and $0.10 per Warrant and the application of the estimated net proceeds therefrom to temporarily repay a portion of the borrowings under the Company's Bank Credit Facilities. See "Use of Proceeds" and "Capitalization."

(3) The increase in net sales, cost of goods sold and selling, marketing and administrative expenses in 1995 compared to 1994 was primarily attributable to sales of herring products following the Company's acquisition of a product line in March, 1995 and the sale of a smoked salmon product which the Company began distributing in January, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) Included in interest and other expense, net, in 1995 is an expense of $356,000 representing an arbitration award requiring the Company to pay the adverse party's legal fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Growth Strategy."

(5) Income taxes are not presented in 1994 and 1995 due to the Company's utilization of net operating loss carryforwards to offset taxable income and due to the 100% valuation allowance applied against the deferred tax asset. The Company recognized $172,000 of the prior year's deferred tax asset valuation allowance during 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Financial Statements.

(6) Supplemental net income per common share is computed by dividing supplemental net income (which includes net income (loss) plus interest expense, net of related income taxes) by the weighted average number of common shares that would have been outstanding after giving effect to the number of common shares that would be required to be sold to repay a portion of the borrowings under the Company's Bank Credit Facilities.


     EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) REFLECTS THE REINCORPORATION OF THE COMPANY FROM ILLINOIS TO NEVADA EFFECTED IN SEPTEMBER, 1996, (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (III) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 750,000 SHARES OF COMMON STOCK UPON EXERCISE OF THE WARRANTS, (IV) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 75,000 SHARES OF COMMON STOCK AND 75,000 WARRANTS UPON EXERCISE OF THE REPRESENTATIVES' WARRANTS, (V) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 75,000 SHARES OF COMMON STOCK UPON EXERCISE OF WARRANTS UNDERLYING THE REPRESENTATIVES' WARRANTS, (VI) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 400,000 ADDITIONAL SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE OF ADDITIONAL STOCK OPTIONS THAT MAY BE GRANTED UNDER THE COMPANY'S 1996 EMPLOYEE STOCK OPTION PLAN AND 1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS; AND (VII) DOES NOT GIVE EFFECT TO THE ISSUANCE OF UP TO 150,000 ADDITIONAL SHARES OF COMMON STOCK RESERVED FOR ISSUANCE IN CONNECTION WITH THE COMPANY'S 1996 EMPLOYEE STOCK PURCHASE PLAN.


     AFTER THE REINCORPORATION MERGER, THE COMPANY HAD 2,950,000 SHARES OF COMMON STOCK ISSUED AND OUTSTANDING. THE EARNINGS PER SHARE CALCULATION AND ALL SHARE INFORMATION IN THE PROSPECTUS HAVE BEEN RETROACTIVELY ADJUSTED TO REFLECT THE INCREASES IN AUTHORIZED, ISSUED AND OUTSTANDING SHARES OF COMMON STOCK RESULTING FROM THE REINCORPORATION MERGER.

                                  RISK FACTORS

     EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING INFORMATION IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

FLUCTUATIONS IN COST AND SUPPLY OF HERRING AND SALMON

     The Company's primary specialty food products are herring products and cured and smoked salmon products. The Company purchases herring and salmon from third party suppliers for use in the production of its products. Consequently, an interruption in the supply or a significant increase in the price of either herring or salmon could have a material adverse effect on the Company's results of operations and financial condition. If the price of herring or salmon increases, there is no assurance that the Company will be able to maintain its gross margins by increasing the prices of its products. There can be no assurance that herring or salmon will be delivered on a timely basis or on terms favorable to the Company. In such event, the Company may not be able to profitably produce herring products or cured and smoked salmon products. Should the Company lose its present sources of supply for herring or salmon, be unable to obtain the herring or salmon on favorable terms or experience delays in receiving them, a material adverse impact on the Company's results of operations and financial condition may result. The Company believes, however, that alternative sources of both herring and salmon are currently available. See "Business -- Production."

BROAD DISCRETION IN APPLICATION OF PROCEEDS

     The Company expects to use between $1,200,000 and $1,500,000 of the net proceeds of this offering to partially fund either the purchase of a facility to replace its current office, production and storage facility; the construction of a new facility; or the expansion and upgrading of its current facility (each of these facilities collectively referred to as the "IMPROVED FACILITY"), and to purchase additional capital equipment. In addition, the Company expects that it will use approximately $300,000 for promotions to Supermarkets and Institutional Purchasers, increased consumer advertising and to secure additional shelf space in Supermarkets. The Company intends to use the remaining net proceeds to either acquire, or enter into joint ventures with, companies producing complementary food products. The Company intends to use the net proceeds of this offering to temporarily repay a portion of the Company's indebtedness under its revolving loan and term loan facilities with American National Bank and Trust Company of Chicago (the "BANK CREDIT FACILITIES"). The Company anticipates a significant short-term savings in interest expense as a result of this temporary repayment of debt. The Company anticipates borrowing under its Bank Credit Facilities to fund future acquisitions or joint ventures as needed. Accordingly, investors will not know with certainty how the Company will use a substantial portion of the net proceeds of the offering.

IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF CONSIDERATION


     Purchasers of Securities in this offering will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock and Warrants purchased by them in this offering. The immediate dilution to purchasers of the Securities offered hereby is $5.60 or 86.2%, per share of Common Stock. Additional dilution to future net tangible book value per share may occur upon the exercise of the Warrants, the Representatives' Warrants, the Warrants underlying the Representatives' Warrants, options to be issued under the Company's 1996 Stock Option Plans and shares to be issued pursuant to the Stock Purchase Plan. The current shareholders of the Company, including the Company's directors and persons or entities affiliated with them, acquired their shares of Common Stock for consideration substantially less than the public offering price of the shares of Common Stock offered hereby. See "Capitalization" and "Dilution."


RISKS ASSOCIATED WITH ACQUISITION STRATEGY AND ACQUISITIONS OUTSIDE THE COMPANY'S MARKET NICHE

     The Company's acquisition/joint venture strategy is primarily based on identifying and acquiring, or entering into joint ventures with companies which produce complementary specialty food products in its market niche: ready-to-eat refrigerated (or frozen) specialty food products sold to Supermarkets and Institutional Purchasers. There can be no assurance, however, that the Company will be able to identify, negotiate and consummate any acquisitions or enter into any joint ventures or that such acquisitions or joint ventures can be operated profitably or integrated successfully into the Company's operations. Acquisitions and joint ventures may require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management time and resources, increases in administrative costs, potential loss of key employees of the acquired company or joint venture company and additional costs associated with debt or equity financing. Any future acquisition or joint venture completed by the Company could have an adverse effect on the Company's results of operations or could result in dilution to existing shareholders, including those purchasing Securities in this offering. There can be no assurance that the Company will complete any acquisitions or enter into any joint ventures, that such acquisitions or joint ventures will be profitable, or that such future acquisitions or joint ventures will not materially and adversely affect the Company's results of operations or financial condition. See "Use of Proceeds" and "Business -- Growth Strategy."

     The Company has, in the past, encountered difficulties when it attempted to expand its product line beyond its market niche and its management's experience. The Company, through the acquisition of three companies in the mid-1980's, began to sell "fresh" smoked fish to delicatessens in New York City. Prior to 1985, the Company did not sell fresh smoked fish products and had no experience selling directly to delicatessens. The Company believed, however, that the particularly strong recognition of the Vita brand name in New York City would compensate for management's lack of prior experience in selling fresh smoked fish directly to delicatessens. During the next few years, the Company determined that it had underestimated both the difficulties of entering the New York City fresh smoked fish market and the long-term difficulties of effectively competing in this market. Accordingly, the Company determined to exit this market and refocus its growth strategy on its market niche. The Company, in exiting this market, combined the operations of two of these companies. The surviving company subsequently declared bankruptcy. Although the Company does not currently anticipate acquiring or entering into joint ventures with companies outside its market niche, should the Company do so in the future, such acquisitions or joint ventures would be subject to the general risks associated with the Company's acquisition strategy and the specific risks associated with acquisitions outside the Company's market niche such as those encountered in the New York City fresh smoked fish products acquisitions. See "Business -- Growth Strategy."

RISK OF PRODUCT RECALL; PRODUCT LIABILITY

     The marketing, distribution and sale of food products entails an inherent risk of product liability and product recall. There can be no assurance that product liability claims will not be asserted against the Company or that the Company will not be obligated to recall its products. Although the Company maintains product liability insurance coverage, there can be no assurance that an adequate level of coverage is presently in place or will be available in the future. Any losses that the Company may suffer from future liability claims, including the successful assertion against the Company of one or a series of large claims in excess of the Company's insurance coverage, may have a material adverse effect on the Company. In addition, a product recall or lawsuits resulting from tampering, food poisoning or other problems could also have a material adverse effect on the Company. See "Business -- Product Liability Insurance" and " -- Product Return Policy."

RISK OF NON-COMPLIANCE WITH FDA REGULATION

     The manufacture, processing, packaging, storage, distribution and labeling of food products are subject to extensive federal and state laws and regulations. In the United States, the Company's business is subject to regulation by the Food and Drug Administration (the "FDA"). Applicable statutes and regulations governing food products include "standards of identity" for the content of specific types of foods, nutritional labeling and serving size requirements. The Company believes that its current products satisfy, and its new products will satisfy, all applicable regulations and that all of the ingredients used in its products are "generally recognized as safe" by the FDA for the intended purposes for which they will be used. Failure to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the Company.

RISK OF STORAGE FACILITY DESTRUCTION

     The Company stores most of the raw herring and salmon used in its products and its finished products in storage facilities managed by third parties. Raw herring and salmon and the Company's finished products are subject to spoilage, damage or destruction from fire, power loss, refrigeration failure or a similar event occurring at one or more of these storage facilities. Although the Company receives monthly reports relating to each facility and maintains insurance which the Company believes is adequate to protect itself against losses resulting from such events, the occurrence of such events is beyond the control of the Company. The Company's insurance carrier also periodically inspects primary facilities. If any of such events occur, they could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company may not have adequate insurance coverage to compensate the Company for all losses incurred. The Company intends to increase its internal storage facilities through either the purchase or construction of an Improved Facility which will give the Company greater control over the risks associated with storing food products and significantly decrease the Company's dependence on third party storage facilities. However, the risks of loss from storage problems will still exist. See "Business -- Production."

DEPENDENCE ON MAJOR CUSTOMERS

     The Company's major customers are primarily large regional supermarket chains and wholesale clubs. The Company does not have any long-term contractual relationships with any of its customers. The Company's largest customer represented 12% and 11% of net sales in 1995 and 1994, respectively. This customer is a large supermarket chain with five regional divisions located in the Southeast. The purchasing decisions of each regional division are made independently. The Company believes the loss of this customer would have a material adverse affect on the Company's business, financial condition and results of operations. However, the Company believes the loss of this customer is unlikely. In addition, because each regional division makes its purchasing decisions independently, the Company believes that it is not likely to lose all of the divisions even if it were to lose one or more of such divisions. The loss of a number of significant customers or any material reduction in orders given to the Company by a number of significant customers, including reductions due to economic or competitive pressures in the market for herring products and cured and smoked salmon products, could adversely affect the Company's business, financial condition and results of operations. The Company is aware that its customers are continually reviewing their purchasing decisions which may result in such customers changing their current orders from higher margin to lower margin products or reducing the amount of a product or products purchased. Any material change in orders or reduction in the amount of a product or products purchased by one or more significant customers could adversely affect the Company's business, financial condition and results of operations. The Company's ability to maintain or increase its sales levels in the future will depend in part upon its ability to obtain orders from new customers as well as the financial condition and success of its current customers and the general economy. There can be no assurance that the Company will be able to maintain or continue to increase the level of its sales in the future or that the Company will be able to retain existing customers or attract new customers. See "Business -- Product Distribution and Sales" and " -- Customers/Sales by Region."

CHANGE IN CONSUMER PREFERENCES

     The Company's success depends, in part, on its ability to correctly and consistently anticipate, gauge and respond in a timely manner to changing consumer preferences. The Company is attempting to minimize the risks relating to changing consumer trends by offering a wider variety of products, analyzing consumer purchases of specialty foods products, maintaining active product development efforts and increasing the monitoring of sales of its products. However a decrease in the consumer demand for herring products or cured and smoked salmon products, any misjudgment by the Company of the market for any of its new products, or its failure to correctly anticipate changes in consumer preferences could have a material adverse impact on its results of operations and financial condition. See "Business -- Growth Strategy" and " -- Products."

PRODUCT CONCENTRATION RISK

     Substantially all of the Company's revenues are derived from sales of herring products and cured and smoked salmon products. The Company anticipates that these products will continue to account for most of its sales in the foreseeable future. A decline in the demand for either of these product lines, whether as a result of competition or other factors, could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Competition."

FUTURE CAPITAL REQUIREMENTS

     To the extent that the proceeds from this offering, cash flow from operations and funds available under the Company's Bank Credit Facilities are insufficient to fund the Company's activities, the Company will be required to raise additional funds through equity or debt financings. During the next 12 to 18 months, the Company anticipates either purchasing or constructing an Improved Facility. The Company intends to partially finance the Improved Facility with approximately $1,200,000 to $1,500,000 of the net proceeds of this offering. The Company currently anticipates obtaining the additional required funds that are projected to be between $4,000,000 and $7,000,000, through the use of one or more financing options which may include, among others, conventional bank financing, industrial revenue bond financing, and, possibly, tax incentives for Federal Empowerment Zones and Enterprise Communities to the extent available. No assurance can be given that any of these financing options will be available on terms acceptable to the Company, if at all. Any equity financing and certain debt financing with an equity component will result in further dilution to the Company's shareholders. Any debt financing will result in the Company incurring higher interest expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Production" and "Risk Factors -- Non-Compliance with Covenants under Bank Credit Facilities."

SCHEDULED EXPIRATION OF BANK CREDIT FACILITIES

     The Company intends to use the net proceeds of this offering to temporarily repay a portion of the Company's indebtedness under its Bank Credit Facilities. The Company anticipates a significant short-term savings in interest expense as a result of this temporary repayment of debt. The Company anticipates borrowing under the Bank Credit Facilities, as needed, to fund the intended uses of the net proceeds of the offering. Pursuant to a letter dated November 8, 1996, the Company's lender, American National Bank and Trust Company of Chicago ("ANB"), issued a commitment to extend the maturity date of the Bank Credit Facilities from April, 1997 until April, 1998. There can be no assurance that the Company will be able to renew, replace or extend its Bank Credit Facilities on acceptable terms beyond April, 1998. The Company's failure to obtain additional bank financing may prevent the Company from pursuing its acquisition strategy, which is a significant part of its long-term growth strategy. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Growth
Strategy."

RISKS ASSOCIATED WITH PURCHASE OR CONSTRUCTION OF IMPROVED FACILITY

     During the next 12 to 18 months, the Company anticipates either purchasing or constructing an Improved Facility. Although the Company believes the Improved Facility will result in increased production capacity, increased production efficiencies, additional internal storage facilities and overall cost savings, the Company may experience delays in all aspects of its operations and incur substantial unanticipated costs in purchasing or constructing an Improved Facility. There can be no assurance the Company will not encounter quality or capacity difficulties, or experience production delays, in connection with this purchase or construction. These factors could have an adverse short-term effect on the Company's results of operations. See "Business -- Production," "Use of Proceeds" and Management's Discussion and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH DEVELOPING NEW PRODUCTS

     The Company is developing and introducing new products, such as the salmon burger, and intends to continue to develop and introduce other new products in the future. The development process involves significant expenditures of management time and financing resources in connection with developing the new product, the purchase of additional equipment, if required, producing the new product, and marketing the new product. Despite such investment, the Company may be unable to market and sell the product due to lack of market acceptance. The Company's future growth and profitability will in part be dependent on achieving market acceptance of its new products and the Company's ability to distribute and sell such products through its national distribution network of food brokers. Although management intends to introduce and develop new food products which are complementary to the Company's existing products, the Company may encounter production and marketing obstacles which would adversely impact sales of these new products and the Company's results of operations. There can be no assurance that efforts to develop and introduce new products, and market and sell such new products will be successful. See "Business -- Growth Strategy."

COMPETITION

     The market for the Company's products is highly competitive. The Company believes that consumers select herring products and cured and smoked salmon products as well as its other specialty food products based primarily on product quality and price. Although the Company's competitors are primarily small, regional food processors and producers, certain of the Company's competitors may have greater financial and other resources than the Company and may offer lower prices on comparable products. Since a key competitive factor among producers of cured and smoked salmon products and herring products is price, even smaller regional companies may be able to compete effectively against the Company due to reduced shipping costs. Increased competition could result in product price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on the Company's results of operations and financial condition. While the Company believes its prices are competitive for the quality level of its products, the Company relies primarily on the recognition of the VITA brand name and its reputation for selling quality products. There can be no assurance that the Company will be able to compete successfully with its competitors in the future. See "Business -- Competition."

NON-COMPLIANCE WITH COVENANTS UNDER BANK CREDIT FACILITIES

     During the fiscal year ended December 31, 1995, the Company was not in compliance with certain financial and operating covenants contained in its Bank Credit Facilities relating to capital expenditures, net income, tangible net worth, and contributions to employee pension benefit plans. ANB waived these covenant violations for the 1995 fiscal year. During the nine month period ended September 30, 1996, the Company was not in compliance with the capital expenditures covenant in its Bank Credit Facilities. ANB waived this covenant violation for this nine month period. ANB subsequently increased the amount of capital expenditures permitted by this covenant. As of November 8, 1996, the Company believes it is in compliance with the covenants contained in its Bank Credit Facilities. The Company believes that its relationship with ANB is good and expects ANB to continue to grant covenant waivers, if required, and to renew, if requested, the Company's Bank Credit Facilities on substantially the same terms as the terms of the current Bank Credit Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Risk Factors -- Future Capital Requirements."

DEPENDENCE ON SUPPLIERS/SOLE HERRING SUPPLIER

     The Company currently purchases most of its herring from Barry's Limited (the "SUPPLIER"), a specialty herring harvester and processor located in Canada, pursuant to a supply agreement. The Company has been purchasing herring from the Supplier since the Company began operations over 65 years ago. Under the agreement, the Supplier has the option to supply 90% of the Company's annual requirements for herring, provided it sells the herring at the same prices which the Company would pay if it purchased the herring elsewhere. The Supplier guarantees the Company the first priority on its supply of herring, in an amount necessary to satisfy the Company's requirements. Though the Company to date has not experienced any difficulties as a result of this relationship, the Company's reliance on this single supplier for its herring subjects the Company to a number of risks, including possible delays or interruption in supplies, diminished control over quality and a potential lack of adequate supply. The Company currently purchases its salmon from a number of sources. Any disruption in the supply of or in the quality of the herring and/or salmon provided by its suppliers could have a material adverse effect on the Company's business, operating results and financial condition. In addition, such disruptions in supply or degradations in quality could have a long-term detrimental impact on the Company's strong brand identity and loyal customer base. There may be other herring harvesters that could meet the Company's herring requirements, but the Company believes it is currently purchasing a quality product at favorable prices. The Company currently has no plans to develop an alternate source for its herring requirements. The Company believes that there are alternate sources that could meet its salmon requirements, if necessary. See
"Business -- Production."

VARIABILITY IN QUARTERLY OPERATING RESULTS; SEASONALITY

     The Company has in the past and expects in the future to experience significant fluctuation in quarterly operating results. Historically, the Company's net sales and net income have been the highest in the fourth quarter of each year. The Company's business is seasonal because its sales volume increases significantly during the Christmas holiday season and, to a lesser extent, during other holidays in the Fall and Spring and during periods of colder weather in certain sections of the country. Certain of these holidays, including Passover, Easter, Yom Kippur and Rosh Hashanah, may fall in different quarters in different years and could cause the Company's quarterly operating results to fluctuate in the future. Accordingly, the Company's results of operations for any particular quarter may not necessarily be indicative of net income or loss that may be expected for any other particular quarter or the whole year. Significant variability in orders during any period may have an adverse impact on the Company's cash flow or work flow, and any significant decrease in orders could have a material adverse impact on the Company's results of operation and financial condition. The Company intends to continue to introduce, and in some cases, develop new products under the VITA brand name, such as salmon burgers and hommus, that are not seasonal. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Seasonality; Quarterly Results."

ENVIRONMENTAL COMPLIANCE

     In the ordinary course of its production process, spillage and cleaning results in a high concentration of sugars and vinegars, which create Biological Oxygen Demands ("BODS") as well as fats, oils and greases ("FOGS"), both of which enter the waste water treatment system. The Company is assessed a user charge by the Metropolitan Water Reclamation District of Chicago (the "DISTRICT"), based in part on the costs of treating this waste water. The Company is currently appealing the user charges assessed for 1994 and 1995. The Company believes it has established sufficient reserves for such charges based on the Company's experience in resolving such appeals in prior years and on estimates provided by an independent consultant. Although the Company has no reason to believe that an assessment of user charges which exceeds the Company's reserves will be made, the Company believes such an assessment, if made, will not have a materially adverse effect on the Company's business, financial condition or results of operations. Should the level of FOGs entering the waste water treatment system exceed a specified level over a specified period of time, the District, following certain procedural requirements, has the authority to temporarily close the Company's production facility. The level of FOGs resulting from the Company's production process has occasionally exceeded this specified level in the past on a temporary basis but not for any extended period of time. The Company has no reason to believe that this level will be exceeded for any extended period of time in the future. The District has not in the past initiated, or threatened to initiate, proceedings to close the Company's production facility. The Company has no reason to believe the District will do so in the future if the specified level of FOGs is exceeded on a temporary basis. The Company also uses a number of smokers in the ordinary course of its production process. Although the Company is not aware of any claim involving violation of environmental or occupational safety and health laws and regulations, there can be no assurance that such a claim may not arise in the future, which may have a material adverse effect on the Company. See
"Business -- Environmental Matters."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends, in large part, upon the efforts and abilities of its executive officers and key employees, particularly Stephen D. Rubin and Clark L. Feldman, the Company's President and Executive Vice President, respectively. The loss of the services of Mr. Rubin or Mr. Feldman or one or more of the Company's other key employees could have a material adverse effect on the Company's business. The Company will enter into employment agreements which will become effective on the date of this Prospectus, containing noncompetition provisions, with Mr. Rubin and Mr. Feldman. As of the date of the Prospectus, the Company will carry key man life insurance on Mr. Rubin in the amount of $1,500,000 and Mr. Feldman in the amount of $750,000, of which the Company will be the sole beneficiary. The success of the Company will depend on, among other factors, the successful recruitment and retention of quality management and personnel. See "Management."

CONTROL BY CERTAIN EXISTING SHAREHOLDERS

     Upon completion of this offering, Mr. Rubin and Mr. Feldman will beneficially own approximately 33.7% and 16.8%, respectively, of the outstanding shares of Common Stock (approximately 32.7% and 16.3%, respectively, if the over-allotment option is exercised in full). Upon completion of this offering, the principal shareholders, directors, nominees and executive officers of the Company (including Mr. Rubin and Mr. Feldman) will beneficially own approximately 66.6% of the outstanding shares of Common Stock (approximately 64.7% if the over-allotment option is exercised in full). Because of their stock ownership and positions with the Company, Mr. Rubin and Mr. Feldman will be in a position to continue to control the affairs and management of the Company, including the election of directors and most corporate actions. Such concentration of ownership and control may have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal Shareholders" and "Description of Company's Securities."

EFFECT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

     The Company's Articles of Incorporation authorize the issuance of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. Issuance of the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Description of Company's
Securities -- Preferred Stock."


POTENTIAL ADVERSE EFFECT OF REPRESENTATIVES' WARRANTS



     At the consummation of the offering, the Company will sell to the Representatives and/or their designees, for nominal consideration, warrants to purchase up to 75,000 shares of Common Stock and/or 75,000 Warrants (the "REPRESENTATIVES' WARRANTS"). The Representatives' Warrants will be exercisable for a period of four years commencing one year after the date of this
Prospectus, at an exercise price of $      [165% of the initial public offering
price] per share and $      [165% of the initial public offering price] per
Warrant. The Warrants obtained upon exercise of the Representatives' Warrants will be exercisable for a period of four years commencing one year after the
date of this Prospectus, at an exercise price of $      [160% of the initial
public offering price] per share. For the term of the Representatives' Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representatives' Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Representatives may be expected to exercise the Representatives' Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representatives' Warrants. See "Description of Company's Securities -- Warrants" and "Underwriting."


POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

     Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption by the Company at $0.01 per Warrant on 30 days' prior written notice to the warrantholders if the average closing bid price of the
Common Stock equals or exceeds $      [200% of the initial public offering
price] per share of Common Stock for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Warrants are redeemed, holders of the Warrants will lose their rights to exercise the Warrants after the expiration of the 30 day notice of redemption period. Upon receipt of a notice of redemption, holders would be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the current market price, if any, when they might otherwise wish to hold the Warrants or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Company's Securities -- Warrants."

POTENTIAL ADVERSE EFFECT OF SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK
RESERVED


     The Company has reserved a total of 1,450,000 shares of Common Stock for issuance as follows: (i) 750,000 shares for issuance upon exercise of the 750,000 Warrants (plus any shares for issuance upon exercise of the Warrants sold as a result of any exercise of the Representatives' over-allotment option);
(ii) 75,000 shares for issuance upon exercise of the Representatives' Warrants;
(iii) 75,000 shares for issuance upon exercise of the Warrants issuable upon exercise of the Representatives' Warrants; (iv) 400,000 shares for issuance pursuant to the 1996 Employee Stock Option Plan and the 1996 Stock Option Plan for Non-Employee Directors (collectively the "1996 STOCK OPTION PLANS"); and (v) 150,000 shares for issuance pursuant to the 1996 Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN"). As of the date of this Prospectus, the Company has not granted any options pursuant to the 1996 Stock Option Plans or issued any shares pursuant to the Stock Purchase Plan. However, the Company has entered into a letter agreement with the Company's Chief Financial Officer pursuant to which he will receive options to purchase 80,000 shares of Common Stock at the fair market value per share of the Common Stock. See "Management -- Executive Compensation." The existence of the Warrants, the Representatives' Warrants and the future grant of options may adversely affect the Company's ability to consummate future equity financing. Further, the holders of the Warrants, Representatives' Warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Shares Eligible for Future Sale."


ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock or the Warrants. There can be no assurance that an active trading market will develop or, if developed, will be sustained upon completion of this offering or that the market price of the Common Stock or the Warrants will not decline below the initial public offering price. The market price of the Common Stock or the Warrants may be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, announcements of new products by the Company or its competitors, legislative or regulatory changes, general trends in the industry and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of the common stock and warrants of many companies for reasons frequently unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock and the Warrants. Securities recently issued in an initial public offering are particularly susceptible to volatility based on the short term trading strategies of certain investors. See "Underwriting."

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE


     Future sales of Common Stock by existing shareholders under Rule 144 of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or otherwise could have an adverse effect on the market price of the Securities. Upon the completion of this offering, the Company will have 3,700,000 shares of Common Stock and 750,000 Warrants outstanding. The 750,000 shares of Common Stock which are sold in this offering (plus any shares sold as a result of any exercise of the Representatives' over-allotment option) by the Company and, subject to certain conditions commencing one year after the date of this Prospectus, up to 750,000 shares of Common Stock issuable upon exercise of the Warrants (plus any shares issuable upon exercise of the Warrants sold as a result of any exercise of the Representatives' over-allotment option), and, commencing one year after the date of this Prospectus, up to 75,000 shares of Common Stock that are issuable upon exercise of the Representatives' Warrants and up to 75,000 shares of Common Stock that are issuable upon exercise of the Warrants underlying the Representatives' Warrants, will, subject to any applicable state law restrictions on secondary trading, be freely tradeable without restriction under the Securities Act, except that any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act) will be subject to the resale limitations of Rule 144. The remaining 2,950,000 shares of Common Stock outstanding upon completion of the offering are "restricted securities" as that term is defined in Rule 144. Rule 144 permits resale of restricted securities subject to certain restrictions. On the date of this Prospectus, approximately 177,755 shares will be eligible for immediate sale without restriction pursuant to Rule 144(k) and an additional 2,772,245 shares will be eligible for immediate sale under Rule 144, subject to compliance with the provisions of Rule 144; 2,896,684 of such shares will, however, be subject to lock-up agreements for 13 months. The lock-up agreements provide that the Company and its shareholders, who beneficially own more than 1% of the outstanding shares of Common Stock as of the date of this Prospectus, will not offer, sell, grant any option for the sale or otherwise dispose of any securities of the Company for a period of 13 months after the date of this Prospectus without the prior written consent of the National Securities Corporation (the "LOCK-UP AGREEMENTS"). See "Underwriting." After 13 months from the date of this Prospectus, these shares will be eligible for sale in the public market, subject, in certain cases, to compliance with Rule 144. See "Underwriting." The Company intends, immediately after the sale of the Securities offered hereby, to register a total of 400,000 shares of Common Stock reserved for issuance under the 1996 Stock Option Plans and 150,000 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan. Shares of Common Stock issuable upon the exercise of stock options to any person who has entered into a lock-up agreement with National Securities Corporation will be subject to the terms of such lock-up agreement. See "Shares Eligible for Future Sale."


ARBITRARY DETERMINATION OF OFFERING PRICE


     The initial public offering price of the Securities and the exercise price and terms of the Warrants have been determined arbitrarily by negotiations between the Company and the Representatives. Factors considered in such negotiations, in addition to prevailing market conditions, included the history and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors deemed relevant. Therefore, the public offering price of the Securities and the exercise price and terms of the Warrants do not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Securities. See "Underwriting."


CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE THE WARRANTS

     The Warrants are exercisable only if a current prospectus relating to the Common Stock underlying such Warrants is then in effect, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities law of the state in which such holders of the Warrants reside. Although the Company has undertaken to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, there can be no assurance that the Company will be able to do so. The Warrants may be deprived of any value if a current prospectus covering the Common Stock issuable upon exercise of the Warrants is not kept effective, or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of Warrants reside.

     The Common Stock and the Warrants are separately transferable immediately upon issuance. In the event investors purchase the Warrants in the secondary market or move to a jurisdiction in which the shares underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable, the Company will be unable to issue shares to those persons desiring to exercise their warrants unless and until the shares are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction, and holders of the Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities -- Warrants."

NO CASH DIVIDENDS

     The Company has not paid any cash dividends on the Common Stock. For the foreseeable future, it is anticipated that earnings, if any, that may be generated from the Company's operations will be used to finance the operations of the Company and that cash dividends will not be paid to holders of the Common Stock. The Company is currently not permitted to pay cash dividends under its Bank Credit Facilities and future borrowings may contain similar restrictions. See "Dividend Policy."

FORWARD LOOKING STATEMENTS

     This Prospectus contains forward-looking statements and information that is based on management's beliefs and assumptions, as well as information currently available to management. When used in this document, the words "anticipate," "estimate," "expect," "intend," and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company's operating results are fluctuations in the economy, the degree and nature of competition, acceptance of, and demand for, specialty food products, the Company's anticipated purchase or construction of an Improved Facility, the success of the Company's acquisition strategy and the Company's ability to successfully implement its long-term growth strategy.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 750,000 shares of Common Stock and the 750,000 Warrants offered hereby, after deducting underwriting discounts and estimated offering expenses, including the non-accountable expense allowance, are estimated to be approximately $3,898,000 ($4,544,000 if the Underwriters' over-allotment option is exercised in full) at the assumed public offering price of $6.50 per share of Common Stock and $0.10 per Warrant. The Company expects to use between $1,200,000 and $1,500,000 of the net proceeds to partially fund the purchase or construction of an Improved Facility and to purchase additional capital equipment. In addition, the Company expects that it will use approximately $300,000 for promotions to Supermarkets and Institutional Purchasers, increased consumer advertising and to secure additional shelf space in Supermarkets. The Company intends to use the remaining net proceeds to either acquire, or enter into joint ventures with, companies producing complementary food products. Although the Company evaluates potential acquisitions and joint ventures on an on-going basis, the Company currently has no agreements, understandings or commitments with respect to any acquisition or joint venture, nor is the Company engaged in negotiations with respect to any acquisition or joint venture. There can be no assurance that the Company will complete any acquisitions or enter into any joint ventures, that such acquisitions or joint ventures will be profitable or that future acquisitions or joint ventures will not materially and adversely affect the Company's results of operations or financial condition. See "Risk Factors -- Risks Associated with Purchase or Construction of Improved Facility," " -- Broad Discretion in Application of Proceeds," " -- Risks Associated with Acquisition Strategy and Acquisitions Outside the Company's Market Niche," "Business -- Growth Strategy" and " -- Production."

     The foregoing represents the Company's best estimate of the use of the net proceeds to be received in this offering based on its current growth plans and business conditions. The Company reserves the right to change such use when and if market conditions or unexpected changes in operating conditions or results occur. The amounts actually expended for each use may vary significantly depending upon a number of factors, including future sales growth and the amount of cash generated by the Company's operations. The Company intends to use the net proceeds of this offering to temporarily repay a portion of the Company's indebtedness under its Bank Credit Facilities except the $247,025 subject to the subordinated participations in the term loan facility under the Bank Credit Facilities held by certain Company shareholders. Any net proceeds not used for this purpose will be invested in short-term interest-bearing securities. The Company anticipates a significant short-term savings in interest expense as a result of this temporary repayment of debt. The interest rate on the Bank Credit Facilities is 5/8% over ANB's prime rate. The Company anticipates borrowing, as needed, under its Bank Credit Facilities for the purposes described above. Accordingly, investors will not know with certainty how the Company will use a substantial portion of the net proceeds of the offering. The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the net proceeds of this offering, together with projected cash flow from operations and existing capital resources, including its Bank Credit Facilities, will be sufficient to fund the Company's operations for at least 12 to 18 months following the consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Risk Factors -- Scheduled Expiration of Bank Credit Facilities" and " -- Broad Discretion in Application of Proceeds."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1996 and as adjusted to give effect to the sale of the 750,000 shares of Common Stock and 750,000 Warrants offered hereby at an initial public offering price of $6.50 per share of Common Stock and $0.10 per Warrant and the application of the net proceeds of $3,898,000.

                                                                                                 SEPTEMBER 30, 1996
                                                                                                              AS
                                                                                                 ACTUAL    ADJUSTED
                                                                                                   (IN THOUSANDS)
Long-term debt (1)............................................................................   $5,402     $1,504
Shareholders' equity (deficit):
  Preferred Stock, $.01 par value:
     1,000,000 shares authorized, none issued.................................................       --         --
  Common Stock, $.01 par value:
     10,000,000 shares authorized; 2,950,000 shares issued and outstanding, 3,700,000 shares
      as adjusted.............................................................................       29         39
  Additional paid-in capital..................................................................      196      4,084
  Accumulated deficit.........................................................................     (485)      (485)
Total shareholders' equity (deficit)..........................................................     (260)     3,638
     Total capitalization.....................................................................   $5,142     $5,142

(1) See Note 3 of Notes to Financial Statements for a description of the Company's long-term obligations.

                                DIVIDEND POLICY

     The Company has never paid any dividends on its Common Stock. The Company anticipates that all future earnings, if any, will be retained for use in the Company's business and it does not anticipate paying any cash dividends. The payment of dividends by the Company is currently not permitted under the Bank Credit Facilities. Payment of future dividends, if any, will be as permitted under the Bank Credit Facilities and at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     As of September 30, 1996, the Company had a negative net tangible book value of approximately $(724,000), or $(0.25) per share. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding. After giving effect to the sale of the 750,000 shares of Common Stock offered hereby based on a price to the public of $6.50 per share of Common Stock and 750,000 Warrants based on a price to the public of $0.10 per Warrant and assuming no other changes in the net tangible book value after September 30, 1996, the Company's net tangible book value (after deduction of underwriting discounts and commissions and estimated offering expenses, including the non-accountable expense allowance) at September 30, 1996 would have been approximately $3,338,000, or $0.90 per share. This represents an immediate increase in net tangible book value of $1.15 per share to existing shareholders and an immediate dilution to new investors of $5.60 per share. Dilution is determined by subtracting net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock. The following table illustrates the per share dilution:

Assumed public offering price per share.........................................................             $6.50
  Negative net tangible book value per share at September 30, 1996 before the offering..........   $(0.25)
  Increase in net tangible book value per share at September 30, 1996 attributable to new
     investors..................................................................................     1.15
Net tangible book value per share at September 30, 1996 after the offering......................              0.90
Dilution per share to new investors.............................................................             $5.60

     The following table summarizes, on an as adjusted basis as of September 30, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and to be paid by new investors purchasing Common Stock offered hereby. The calculation in this table with respect to shares of Common Stock to be purchased by new investors in this offering assumes an initial public offering price of $6.50 per share of Common Stock (before deducting the underwriting discounts and commissions and other estimated expenses of the offering, including the non-accountable expense allowance, payable by the Company).

                                                                                                           AVERAGE
                                                           SHARES PURCHASED       TOTAL CONSIDERATION       PRICE
                                                          NUMBER      PERCENT      AMOUNT      PERCENT    PER SHARE
Existing shareholders.................................   2,950,000      79.7%    $  225,500       4.4%      $0.08
New investors.........................................     750,000      20.3%    $4,875,000      95.6%      $6.50
       Total..........................................   3,700,000     100.0%    $5,100,500     100.0%

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statement of operations data for the years ended December 31, 1994 and 1995 and balance sheet data at December 31, 1995 are derived from the audited financial statements of the Company included elsewhere in this Prospectus that have been audited by BDO Seidman, LLP, independent certified public accountants. The balance sheet data as of September 30, 1996, and the statement of operations data for the nine month periods ended September 30, 1995 and 1996 have been derived from the Company's unaudited financial statements, which in the opinion of the Company, reflect all adjustments of a normal recurring nature which the Company considers necessary for a fair presentation of the results for such periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations to be expected for any future quarter or the fiscal year ending December 31, 1996. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes related thereto included elsewhere in this Prospectus.

                                                                                             NINE MONTHS
                                                                   YEARS ENDED                  ENDED
                                                                   DECEMBER 31,            SEPTEMBER 30,(1)
                                                                1994        1995(3)       1995         1996
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales...............................................     $17,793      $21,410      $13,045      $13,969
  Cost of goods sold......................................      12,735       15,014        9,364        9,953
  Gross margin............................................       5,058        6,396        3,681        4,016
  Selling, marketing and administrative expenses..........       4,410        5,397        3,709        4,036
  Operating profit (loss).................................         648          999          (28)         (20)
  Interest and other expense, net.........................         376          868(4)       727(4)       308
  Income (loss) before income taxes (benefit).............         272          131         (755)        (328)
  Income taxes (benefit)(5)...............................          --           --           --         (300)
  Net income (loss).......................................     $   272      $   131      $  (755)     $   (28)
  Net income (loss) per common share......................     $   .09      $   .04      $  (.26)     $  (.01)
  Supplemental net income per common share(6).............                  $   .08                   $   .04
  Weighted average number of common shares
     outstanding..........................................     2,950,000    2,950,000    2,950,000    2,950,000

                                                                                                  SEPTEMBER 30, 1996
                                                                                                                AS
                                                                          DECEMBER 31, 1995    ACTUAL(1)    ADJUSTED(2)
                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital......................................................        $ 3,302          $ 2,899       $ 3,063
  Total assets.........................................................         10,415            9,639         9,639
  Current liabilities..................................................          5,146            4,497         4,497
  Long-term debt.......................................................          5,501            5,402         1,504
  Shareholders' equity (deficit).......................................           (232)            (260)        3,638

(1) Historically, the Company's net sales and net income have been the highest in the fourth quarter of each year. The Company's business is seasonal because its sales volume increases significantly during the Christmas holiday season and, to a lesser extent, around other holidays in the Fall and Spring and during periods of colder weather in certain sections of the country. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality; Quarterly Results."

(2) Adjusted to give effect to the sale by the Company of 750,000 shares of Common Stock and 750,000 Warrants offered hereby at an assumed offering price of $6.50 per share and $0.10 per Warrant and the application of the estimated net proceeds therefrom to temporarily repay a portion of the borrowings under the Company's Bank Credit Facilities. See "Use of Proceeds" and "Capitalization."

(3) The increase in net sales, cost of goods sold and selling, marketing and administrative expenses in 1995 compared to 1994 was primarily attributable to sales of herring products following the Company's acquisition of a product line in March, 1995 and the sale of a smoked salmon product which the Company began distributing in January, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) Included in interest and other expense, net, in 1995 is an expense of $356,000 representing an arbitration award requiring the Company to pay the adverse party's legal fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Growth Strategy."

(5) Income taxes are not presented in 1994 and 1995 due to the Company's utilization of net operating loss carryforwards to offset taxable income and due to the 100% valuation allowance applied against the deferred tax asset. The Company recognized $172,000 of the prior year's deferred tax asset valuation allowance during 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Financial Statements.

(6) Supplemental net income per common share is computed by dividing supplemental net income (which includes net income (loss) plus interest expense, net of related income taxes) by the weighted average number of common shares that would have been outstanding after giving effect to the number of common shares that would be required to be sold to repay a portion of the borrowings under the Company's Bank Credit Facilities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING INFORMATION INCLUDES FORWARD-LOOKING STATEMENTS, THE REALIZATION OF WHICH MAY BE IMPACTED BY CERTAIN IMPORTANT FACTORS DISCUSSED UNDER "RISK FACTORS -- FORWARD LOOKING STATEMENTS."

OVERVIEW

     The Company is one of the leading processors of herring products, and cured and smoked salmon products in the United States, which products it has been producing and marketing for over 65 years and 25 years, respectively. The Company's products include a variety of cuts of pickled herring in cream and wine based sauces, and lox and nova salmon. The Company markets other complementary specialty food products, such as cream cheese with salmon, shrimp cocktail, hommus products, horseradish products, and cocktail and tartar sauces, that it purchases from third party food producers and markets under the VITA brand name pursuant to co-packing arrangements. The Company markets and, in some cases, also produces related specialty food products under other brand names that have been licensed to the Company. These products include Scandinavian-style herring, which is produced and marketed by the Company under the ELF brand name, which is widely recognized in the Midwest region of the country, and imported Scottish smoked salmon, which is distributed by the Company under the brand names ROYAL HIGHLAND and HIGHLAND CREST.

     The Company's long-term growth strategy is to capitalize on the goodwill associated with the VITA brand name and the strength of its national distribution network to increase its market share for its existing products and to introduce and market complementary new specialty food products, which will be sold under either the VITA brand name or other brand names purchased or licensed from third parties. The Company intends to implement its growth strategy through acquiring, or entering into joint ventures with, companies producing complementary specialty food products, introducing and developing new products and increasing its marketing efforts.

     In March, 1995, the Company purchased the herring production line of Lyon Food Products, Inc. ("LYON FOOD") and secured licensing rights from Lyon Food to the ELF brand name, a recognized regional herring brand (the "LYON PRODUCT LINE ACQUISITION"). The Company financed the $726,000 cost of the Lyon Product Line Acquisition through borrowings under its Bank Credit Facilities. The Company subsequently consolidated the herring production line operations of Lyon Food into its existing production facilities. The Company retained a limited number of Lyon Food employees resulting in only a slight increase in selling, marketing and administrative expenses while increasing its market share and sales of herring products. The Company believes it has achieved and will continue to achieve operational efficiencies based on this consolidation of operations while only marginally increasing its selling, marketing and administrative expenses.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Company's Statements of Operations. This table and discussion below should be read in conjunction with the financial statements and notes thereto, which appear elsewhere in this Prospectus. The Company believes this unaudited information has been prepared on the same basis as the audited and unaudited information presented elsewhere in this Prospectus and, in the opinion of management, reflects all adjustments (consisting of normal recurring entries) necessary for a fair presentation of the information presented.

                                                                                                    NINE MONTHS
                                                                                YEARS ENDED            ENDED
                                                                               DECEMBER 31,        SEPTEMBER 30,
                                                                              1994      1995      1995      1996
STATEMENT OF OPERATIONS DATA:
Net sales..................................................................   100.0%    100.0%    100.0%    100.0%
Cost of goods sold.........................................................    71.6      70.1      71.8      71.2
Gross margin...............................................................    28.4      29.9      28.2      28.8
Selling, marketing and administrative expenses.............................    24.8      25.2      28.4      28.9
Operating profit (loss)....................................................     3.6       4.7       (.2)      (.1)
Interest and other expense, net............................................     2.1       4.1       5.6       2.2
Income (loss) before income taxes (benefit)................................     1.5       0.6      (5.8)     (2.3)
Income taxes (benefit).....................................................    --        --        --        (2.1)
Net income (loss)..........................................................     1.5%      0.6%     (5.8)%    (0.2)%

     REVENUES. The Company's gross sales for the years ended December 31, 1994 and 1995 were $19.3 million and $23.2 million, respectively. In 1994, herring, cured and smoked salmon and other specialty products constituted 57%, 38% and 5% of the Company's gross sales, respectively. In 1995, herring, cured and smoked salmon and other specialty products constituted 60%, 36% and 4% of the Company's gross sales, respectively. The Company's net sales for the years ended December 31, 1994 and 1995 were $17.8 million and $21.4 million, respectively.

     Net sales of the Company represent gross sales less the amounts of discounts, credits and payments for products not sold prior to expiration date and certain other sales allowances. The Company generally provides its customers with a net 10-day payment term. The amounts of discounts, credits and payments for products not sold prior to expiration date and certain other sales allowances have historically remained relatively consistent from year to year and were approximately 8% of gross sales for the years ended December 31, 1994 and 1995. Net sales for any of the Company's products can be influenced by a number of factors, especially the pricing policies of the Company's competitors.

     COSTS. Cost of goods sold consists primarily of the costs of herring, salmon, curing ingredients, packaging, other raw materials, direct labor and overhead used in the Company's production process.

     GROSS MARGIN. The Company's gross margin, which is net sales less the cost of goods, was 29.9% for the year ended December 31, 1995 and was 28.8% for the nine months ended September 30, 1996. The Company anticipates that its gross margin for the year ended December 31, 1996 will remain relatively constant compared to the gross margin for 1995. Products which the Company markets pursuant to co-packing arrangements generally have a percentage gross margin that is one-third lower than the percentage gross margin of products which are produced and marketed by the Company.

     EXPENSES. Selling, marketing and administrative expenses consist primarily of brokers' commissions, marketing expenses, costs of shipping products, advertising expenses and administrative expenses, which include salaries and other general office expenses. The Company expects that selling, marketing and administrative expenses will increase in 1996 due, in part, to the hiring of a chief financial officer in October, 1996, increased marketing expenses, increased expenses related to product development and the introduction of new products, and increased expenses incurred in connection with this offering. However, the Company believes that, based on its expected net sales in 1996, such expenses should remain relatively consistent as a percentage of net sales with the 1995 level.

  COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995

     REVENUES. Net sales for the nine months ended September 30, 1996 were $13,969,000 compared to $13,045,000 for the same period in 1995, an increase of $924,000 or 7.1%. This increase was attributable to increased sales of cured and smoked salmon products of $610,000, increased sales of the Company's other specialty food products of $210,000 and increased sales of herring products of $100,000, consisting primarily of ELF brand herring products which the Company began selling following the Lyon Product Line Acquisition in March, 1995 and were included for the full nine months in 1996 as opposed to only six months in 1995. Of the $924,000 increase in net sales, net sales attributable to the Company's new products introduced in 1996 were $30,000. The increase in net sales of the Company's existing products was primarily attributable to increases in sales volume.

     COSTS. Cost of goods sold for the nine months ended September 30, 1996 was $9,953,000 compared to $9,364,000 for the same period in 1995, an increase of $589,000 or 6.3%. This reflects a proportional increase attributable to the increase in net sales for the nine months ended September 30, 1996, which was partially offset by a decrease in the cost of salmon estimated to be approximately $100,000 and certain lower per unit costs resulting from more frequent utilization of the production facilities at full capacity.

     GROSS MARGIN. Gross margin for the nine months ended September 30, 1996 was $4,016,000 compared to $3,681,000 for the same period in 1995, an increase of $335,000 or 9.1%. As a percentage of net sales, gross margin increased to 28.8% for the nine months ended September 30, 1996 from 28.2% for the same period in 1995. This increase was primarily attributable to a decrease in the cost of salmon estimated to be approximately $100,000 and certain lower per unit costs resulting from more frequent utilization of the production facilities at full capacity. The increase in gross margin was slightly offset by an increase in the sale of co-packed products in the nine months ended September 30, 1996 compared to the same period in 1995 because the co-packed products generally have lower gross margins than products produced and marketed by the Company.

     EXPENSES. Selling, marketing and administrative expenses for the nine months ended September 30, 1996 were $4,036,000 compared to $3,709,000 for the same period in 1995, an increase of $327,000 or 8.8%. As a percentage of net sales, selling, marketing and administrative expenses increased to 28.9% for the nine months ended September 30, 1996, from 28.4% for the same period in 1995. This increase was primarily attributable to increased advertising expenses of $200,000 and increases in brokers' commissions of $73,000.

     INTEREST. Interest and other expense, net, for the nine months ended September 30, 1996 was $308,000 compared to $727,000 for the same period in 1995, a decrease of $419,000 or 57.6%. This decrease was primarily attributable to the non-recurring, unusual expenses incurred by the Company in 1995, which included the Arbitration Award of $356,000, and other income of $83,000 in 1996 partially offset by an increase in interest expense of $21,000 due to an increase in average amounts outstanding under the Bank Credit Facilities during this period.

     INCOME TAXES. For the nine month period ended September 30, 1996, the Company has provided for an income tax benefit of $300,000 compared to no income tax expense for the same period in 1995. The income tax benefit is comprised of $128,000 of expected future income tax benefits resulting from losses incurred through September 30, 1996 and $172,000 representing a partial recognition of the deferred tax asset valuation allowance.

     NET LOSS. Net loss for the nine months ended September 30, 1996 was $28,000 compared to $755,000 for the same period in 1995, a decrease in net loss of $727,000.

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 AND THE YEAR ENDED DECEMBER 31, 1994

     REVENUE. Net sales for the year ended December 31, 1995 were $21,410,000 compared to $17,793,000 for the same period in 1994, an increase of $3,617,000 or 20.3%. This increase was primarily attributable to sales of ELF brand herring products of $2,800,000, which the Company began selling following the Lyon Product Line Acquisition in March, 1995, sales of imported Scottish smoked salmon of $500,000, which the Company began distributing in January, 1995 and increased sales of the Company's VITA brand cured and smoked salmon products of $300,000. Of the $3,617,000 increase in net sales, net sales attributable to the Company's new products introduced in 1995 were $3,300,000. The increase in net sales of the Company's existing products was primarily attributable to increases in sales volume.

     COSTS. Cost of goods sold for the year ended December 31, 1995 was $15,014,000 compared to $12,735,000 for the same period in 1994, an increase of $2,279,000 or 17.9%. This increase reflects a proportional increase attributable to the increase in net sales in 1995, which was partially offset by certain manufacturing efficiencies estimated to be approximately $200,000 achieved from consolidating the herring production line operations of Lyon Food with the Company's existing production facilities, resulting in certain lower per unit costs achieved by more frequent utilization of the production facilities at full capacity.

     GROSS MARGIN. Gross margin for the year ended December 31, 1995 was $6,396,000 compared to $5,058,000 for the same period in 1994, an increase of $1,338,000 or 26.5%. As a percentage of net sales, gross margin increased to 29.9% in 1995 from 28.4% in 1994. The increase was primarily attributable to certain manufacturing efficiencies estimated to be approximately $200,000 achieved from consolidating the herring production line operations of Lyon Food with the Company's existing production facilities, resulting in certain lower per unit costs achieved by more frequent utilization of the production facilities at full capacity. The increase in gross margin was partially offset by an increase in the sale of co-packed products in 1995 compared to 1994 because the co-packed products generally have lower gross margins than products produced and marketed by the Company.

     EXPENSES. Selling, marketing and administrative expenses for the year ended December 31, 1995 were $5,397,000 compared to $4,410,000 for the same period in 1994, an increase of $987,000 or 22.4%. As a percentage of net sales, selling, marketing and administrative expenses increased to 25.2% in 1995 from 24.8% in 1994. This increase was primarily attributable to increased advertising expenses of $92,000, increased expenses associated with securing additional shelf space of $149,000, increased brokers' commissions and increased regional sales managers' salaries totaling $242,000. The increase in brokers' commissions and regional sales managers' salaries were primarily attributable to the Lyon Product Line Acquisition and the resulting increase in sales of Elf brand herring products.

     INTEREST. Interest and other expense, net, for the year ended December 31, 1995 was $868,000 compared to $376,000 for the same period in 1994, an increase of $492,000 or 130.9%. This increase was primarily attributable to the payment of an award in an arbitration proceeding which required the Company, which initiated the arbitration but did not prevail on its claims, to reimburse the respondent for its legal fees and expenses in the amount of $356,000 (the "ARBITRATION AWARD"). In addition, $50,000 of this increase was attributable to a higher average interest rate under the Bank Credit Facilities and $50,000 was attributable to increased borrowings under the Bank Credit Facilities to finance the Lyon Product Line Acquisition and the resulting consolidation of operations and to finance the acquisition of new capital equipment. See "Business -- Growth Strategy."

     INCOME TAXES. The Company had no income tax expense for the nine month period ended September 30, 1995 or for the years ended December 31, 1995 and 1994, respectively. Based on its past results of operations, the Company has generated net operating loss carryforwards which have been used to offset taxable income. As of December 31, 1995, the Company had net operating loss carryforwards from prior years of $200,000 which expire in specified amounts through 2007. The Company also has net deferred tax assets, resulting from temporary differences between financial and tax reporting of the allowance for doubtful receivables and product returns, accrued liabilities and net operating loss carryforwards. Although the Company expects to be able to realize a large portion of the net deferred tax assets, it is not certain it will be able to fully realize the net deferred tax assets based on its historical levels of pre-tax income. Accordingly, the Company has created a valuation allowance, or reserve, for a portion of the net deferred tax assets. As the Company generates pre-tax income in future years, the valuation allowance will be recognized and reduce the Company's future income tax expense.

     NET INCOME. Net income for the year ended December 31, 1995 was $131,000 compared to $272,000 for the same period in 1994, a decrease of $141,000 or 51.8%. Net income for the year ended December 31, 1995, excluding non-recurring, unusual expenses, was $742,000 compared to $372,000 for the same period in 1994, an increase of $370,000 or 99.5%. The unusual expenses incurred in 1995 were the Arbitration Award of $356,000, expenses of $110,000 incurred in consolidating the herring production line operations of Lyon Food with the Company's existing production facilities, expenses of $83,000 incurred in establishing the Bank Credit Facilities and legal fees and expenses totaling $62,000 paid to Company counsel in connection with the Arbitration. Legal fees and expenses paid to Company counsel in connection with the Arbitration in 1994 were $100,000. All of these expenses were reflected as "selling, marketing and administrative expenses," with the exception of the Arbitration Award of $356,000, which was reflected as "interest and other expense, net."

     SEASONALITY; QUARTERLY RESULTS

     The following table sets forth net sales information for each of the Company's last 15 quarters. This unaudited net sales information has been prepared on the same basis as the annual information presented elsewhere in this Prospectus and, in the opinion of management, reflects all adjustments (consisting of normal recurring entries) necessary for a fair presentation of the information presented. Net sales for any quarter are not necessarily indicative of sales for any future period.

                                                              NET SALES
                                             FIRST       SECOND        THIRD       FOURTH
YEAR                                        QUARTER      QUARTER      QUARTER      QUARTER
                                                            (IN THOUSANDS)
1993...................................     $ 4,145      $ 2,749      $ 3,858      $ 6,019
1994...................................       4,285        3,108        3,892        6,508
1995...................................       4,454        4,011        4,580        8,365
1996...................................       5,516        3,692        4,761

     The following table sets forth net income (loss) information for each of the Company's last 15 quarters. This unaudited net income information has been prepared on the same basis as the annual information presented elsewhere in this Prospectus and, in the opinion of the management, reflects all adjustments (consisting of normal recurring entries) necessary for a fair presentation of the information presented. Net income (loss) for any quarter is not necessarily indicative of net income (loss) for any future period.

                                                         NET INCOME (LOSS)(3)
                                             FIRST       SECOND        THIRD       FOURTH
YEAR                                        QUARTER      QUARTER      QUARTER      QUARTER
                                                            (IN THOUSANDS)
1993...................................      $ (91)       $(577)       $ 141        $ 626
1994...................................         10         (427)        (121)         810
1995(1)................................         63         (270)        (548)(2)      886
1996...................................         69         (100)           3

(1) The Company incurred, non-recurring unusual, expenses in 1995 which consisted of the Arbitration Award of $356,000, expenses of $110,000 incurred in consolidating the herring production line operations of Lyon Food with the Company's existing production facilities, expenses of $83,000 incurred in establishing the Bank Credit Facilities and legal fees and expenses totaling $62,000 paid to Company counsel in connection with the Arbitration.

(2) The Arbitration Award of $356,000 was paid in the third quarter of 1995.

(3) Income taxes (benefit) are not presented in 1993, 1994 and 1995 due to the Company's utilization of net operating loss carryforwards to offset taxable income and due to the 100% valuation allowance applied against the deferred tax asset. In 1996, the Company recognized $172,000 of the prior year's deferred tax asset valuation allowance.

     The Company has in the past and expects in the future to experience significant fluctuation in quarterly operating results. As the tables indicate, historically the Company's net sales and net income have been the highest in the fourth quarter of each year. The Company's business is seasonal because its sales volume increases significantly during the Christmas holiday season and, to a lesser extent, during other holidays in the Fall and Spring and periods of colder weather in certain sections of the country. Certain of these holidays, including Passover, Easter, Yom Kippur and Rosh Hashanah, may fall in different quarters in different years and could cause the Company's quarterly operating results to fluctuate in the future. Significant variability in orders during any period may have an adverse impact on the Company's cash flow or work flow, and any significant decrease in orders could have a material adverse impact on the Company's results of operations and financial condition. The Company's new product strategy includes expanding into products such as salmon burgers and hommus that are less seasonal and appeal to a broader range of consumers.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had working capital of $3,302,000 at December 31, 1995 as compared to working capital of $2,899,000 at September 30, 1996. Historically, due to the seasonality of the Company's business, the Company has less working capital at the end of the third quarter than at year-end. The Company has historically satisfied its working capital requirements principally through cash flow from operations and bank borrowings. The Company has never paid any dividends on its Common Stock. The Company anticipates that all future earnings, if any, will be retained for use in the Company's business and it does not anticipate paying any cash dividends.

     Net cash provided by operating activities was $342,000 for the year ended December 31, 1995, compared to net cash provided by operating activities of $459,000 for the year ended December 31, 1994. The decrease in net cash provided by operating activities in 1995 was primarily due to increases in accounts receivable, inventories and accounts payable reflecting an increase in net sales. Net cash provided by operating activities was $474,000 for the nine months ended September 30, 1996 compared to net cash provided by operating activities for the same period in 1995 of $545,000. The decrease in net cash provided by operating activities was primarily attributable to decreases in accounts receivable net of an increase in inventories and a decrease in accounts payable. For the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, the Company used net cash in investing activities in the amounts of $411,000, $446,000, $321,000 and $337,000, respectively, to purchase additional capital equipment and to pay for capital improvement of its production facility. Further, in 1995 the Company used net cash in investing activities in the amount of $726,000 to acquire the Lyon Product Line.

     Net cash provided by financing activities was $507,000 for the year ended December 31, 1995 compared to $311,000 for the year ended December 31, 1994. Net cash provided by financing activities for 1995 and 1994 reflects borrowings under the Company's Bank Credit Facilities to use as working capital and to partially fund the Lyon Product Line Acquisition. Net cash used in financing activities was $87,000 for the nine months ended September 30, 1996 compared to net cash provided by financing activities of $223,000 for the nine months ended September 30, 1995. This change reflects the repayment of certain long-term debt and capital lease obligations. At September 30, 1996, the Company had cash of $92,327.

     On March 20, 1995, the Company entered into a Loan and Security Agreement (the "BANK AGREEMENT") with NBD Bank ("NBD"). The Bank Agreement provides the Company with an asset-based revolving loan facility and a term loan facility. ANB subsequently acquired all of NBD's right, title and interest in, to and under the Bank Credit Facilities. The borrowings under the Bank Credit Facilities are generally limited to eligible accounts, eligible inventory and real estate collateral as defined in the Bank Agreement. All of the assets of the Company are pledged as collateral for borrowings under the Bank Credit Facilities. Pursuant to a letter dated November 8, 1996, ANB issued a commitment to extend the maturity date of the Bank Credit Facilities, including the subordinated participations in the term loan facility, from April, 1997 until April, 1998. The revolving loan facility has a maximum borrowing limit of $5,000,000 while the term loan facility has a maximum borrowing limit of $1,750,000. The interest rate on borrowings under the Bank Credit Facilities is 5/8% over the prime rate established by ANB. The Bank Agreement provides that the Company must comply with certain operating covenants. During the fiscal year ended December 31, 1995, the Company was not in compliance with certain financial and operating covenants contained in its Bank Credit Facilities relating to capital expenditures (covenant limit: $100,000/Company's expenditures: $446,109), net income (covenant requirement: $350,000/Company's net income: $131,000), tangible net worth (covenant requirement: not less than negative $75,000 as of December 31, 1995/Company's tangible net worth: negative $430,836), and contributions to employee pension benefit plans (covenant limit: no contribution/Company contribution: $60,000). ANB waived these covenant violations for the 1995 fiscal year. During the nine month period ended September 30, 1996, the Company was not in compliance with the capital expenditures covenant (covenant limit: $100,000/Company's expenditures:
$337,080) in its Bank Credit Facilities. ANB waived this covenant violation for this nine month period. ANB subsequently increased the amount of capital expenditures permitted by this covenant. As of November 8, 1996, the Company believes that it is in compliance with the covenants contained in its Bank Credit Facilities. The Company believes that its relationship with ANB is good and expects ANB to continue to grant covenant waivers, if required. See "Business -- Growth Strategy," "Risk Factors -- Scheduled Expiration of Bank Credit Facilities," " -- Non-Compliance with Covenants Under Bank Credit Facilities" and "Certain Relationships and Related Transactions."

     During the next 12 to 18 months, the Company anticipates either purchasing or constructing an Improved Facility. The Company intends to partially finance the Improved Facility with approximately $1,200,000 to $1,500,000 of the net proceeds of this offering. The Company currently anticipates obtaining the additional required funds, that are projected to be between $4,000,000 and $7,000,000, through the use of one or more financing options which may include, among others, conventional bank financing, industrial revenue bond financing, and, possibly, tax incentives for Federal Empowerment Zones and Enterprise Communities to the extent available. See "Business -- Production," "Use of Proceeds," "Risk Factors -- Broad Discretion in Application of Proceeds," " -- Risks Associated with Acquisition Strategy and Acquisitions Outside the Company's Market Niche" and " -- Future Capital Requirements."

     The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the net proceeds of this offering, together with projected cash flow from operations and existing capital resources, including its Bank Credit Facilities, will be sufficient to fund the Company's operations for at least 12 to 18 months following the consummation of this offering.

INFLATION

     Inflation has historically not had a material effect on the Company's operations.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the FASB issued Statement Number 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which requires the Company to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of the impairment is based upon the estimated undiscounted future cash flows from operating activities compared with the carrying value of the assets. If the undiscounted future cash flows of an asset are less than the carrying value, a write-down would be recorded measured by the amount of the difference between the carrying value of the asset and the fair value of the asset. The Statement is required for financial statements for fiscal years beginning after December 15, 1995. The Company will adopt this Statement during 1996 and based upon management's estimates of future cash flows no impairment losses will be necessary.

     In December 1995, the FASB issued Statement Number 123, "Accounting for Stock-Based Compensation." Statement Number 123 is effective for fiscal years beginning after December 15, 1995, and requires either the application of an option pricing model measurement for stock compensation, or, if a Company elects to continue to measure stock compensation based on the difference between the market price of the Company's common stock and the exercise price of the employer stock option, disclosure of what the effects of the application of option pricing model measurement would have been. The Company will initially apply Statement Number 123 in fiscal 1996, and will elect to disclose the effect that the application of option pricing model measurement would have had for options granted from January 1, 1995.

                                    BUSINESS

     THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY. SEE "RISK FACTORS -- FORWARD LOOKING STATEMENTS."

INTRODUCTION

     The Company has been engaged in the sale of specialty food products under the VITA brand name for over 65 years. The Company believes that its long history of producing and marketing quality products has created a strong recognition of the VITA brand name among consumers and has enabled the Company to build an extensive national distribution network of established food brokers for the sale of its products to Supermarkets and Institutional Purchasers. Historically, the Company has increased its sales through acquisitions which have enabled the Company to add new product lines and expand its existing product lines. The Company believes that "VITA" with its accompanying logo is the most widely recognized, and the only nationally recognized, brand name in herring products and cured and smoked salmon products. The Company is one of the leading processors of herring products, and cured and smoked salmon products in the United States and has been producing and selling herring products for over 65 years and cured and smoked salmon products for over 25 years. The Company's products include a variety of cuts of pickled herring in cream and wine based sauces, and lox and nova salmon. The Company markets other complementary specialty food products, such as cream cheese with salmon, shrimp cocktail, hommus products, horseradish products, and cocktail and tartar sauces, that it purchases from third party food producers and markets under the VITA brand name pursuant to co-packing arrangements. The Company markets and, in some cases, also produces related specialty food products under other brand names, some of which are recognized regional brand names, in certain regions of the country, that have been licensed to the Company.

COMPANY BACKGROUND

     Although it had been selling herring products for a number of years prior to its incorporation, the Company was originally incorporated as Vita Food Products, Inc. in 1928. In 1968, Brown and Williamson Tobacco Company, a British company, purchased the Company. The Company was then acquired by Dean Foods Company in 1978. In 1982, Mr. Stephen D. Rubin and Mr. Clark L. Feldman, on behalf of the current shareholders, negotiated the acquisition of the Company from Dean Foods Company and became the Company's largest shareholders. On September 20, 1996, the Company reincorporated in the State of Nevada through a merger of Vita Food Products, Inc., an Illinois corporation ("VITA-ILLINOIS"), and V-F Acquisition, Inc., an Illinois corporation that was the largest shareholder of Vita-Illinois, into the Company, a Nevada corporation formed for the purpose of effecting the reincorporation.

GROWTH STRATEGY

     The Company's long-term growth strategy is to focus on acquisitions and capitalize on the goodwill associated with the VITA brand name and the strength of its national distribution network to increase its market share for its existing products and to introduce and market complementary new specialty food products, which will be sold under either the VITA brand name or other brand names purchased or licensed from third parties. The Company intends to implement its growth strategy through acquiring, or entering into joint ventures with, companies producing complementary specialty food products, introducing and developing new products and increasing its marketing efforts. The Company's production facility is currently often operating at full capacity and the Company, in order to accommodate its anticipated growth, intends to purchase or construct an Improved Facility.

  ACQUISITION STRATEGY

     The Company's acquisition strategy is to acquire, or enter into joint ventures with, companies producing complementary specialty food products. The Company, under its current management, became a major producer of smoked salmon products through the acquisition of Royal Enterprises, Inc., a major Chicago based smoked salmon processor, in 1984 (the "ROYAL ACQUISITION"). In 1995, the Company purchased the herring product line of Lyon Food Products, Inc. and secured licensing rights to the ELF brand name, an established regional brand of herring (the "LYON PRODUCT LINE ACQUISITION"), which increased its market share in herring products and its penetration of the market in the Midwest region of the country. The Company believes that the Royal Acquisition and the Lyon Product Line Acquisition have demonstrated its ability to capitalize on the VITA brand name and its national distribution network to increase its market share and its sales through acquisitions. The Royal Acquisition involved the acquisition of a company that processed smoked salmon products which the Company now produces and markets through its national distribution network under the VITA brand name. The Lyon Product Line Acquisition involved the acquisition of a herring product line and an established regional brand name which the Company now produces and markets through its national distribution network under the ELF brand name.

     The Company's lack of capital in the past has limited its ability to pursue its acquisition strategy. As a result, the Company has expanded its product lines by establishing a number of co-packing arrangements with companies that produce complementary specialty food products. Pursuant to these co-packing arrangements, the Company purchases products produced and packaged by third parties and resells these products through its national distribution network under the VITA brand name. Co-packing arrangements permit the Company to expand or increase its product lines and increase the exposure of the VITA brand name, but require only a minimal capital investment by the Company. The Company's co-packing arrangements generally do not include minimum purchase requirements and permit the Company to purchase only the amount of products that it will be able to resell. Products which the Company markets pursuant to co-packing arrangements generally have a percentage gross margin that is one-third lower than the percentage gross margin of products which are produced and marketed by the Company.

     The Company intends to implement its long-term growth strategy, in part, by shifting its focus from co-packing arrangements to acquisitions and joint ventures. The Company believes that acquisitions and joint ventures, although often requiring a substantial capital investment, will provide the Company with a better opportunity to increase sales and market share, and to penetrate new markets than co-packing arrangements. The Company believes that the acquisition of, or joint ventures with, companies producing complementary specialty food products will enable the Company to: (i) produce certain products that it currently purchases from third parties and resells, which the Company expects will result in increased margins on those products; (ii) produce additional products which can be sold not only under the VITA brand name but also can be sold under the private labels of existing customers such as Supermarkets, in bulk to Institutional Purchasers or under co-packing arrangements to competitors; and (iii) produce and market products under recognized regional brand names acquired by the Company. See "Risk Factors -- Broad Discretion in Application of Proceeds" and " -- Risks Associated with Acquisition Strategy and Acquisitions Outside the Company's Market Niche."

     The Company, as part of its acquisition strategy, has also determined that it will focus its acquisition and joint venture activities on companies which produce complementary specialty food products in its market niche: ready-to-eat refrigerated (or frozen) specialty food products sold to Supermarkets and Institutional Purchasers. The Company has, in the past, encountered difficulties when it attempted to expand its product line beyond its market niche and its management's experience. The Company, through the acquisition of three companies in the mid-1980's, began to sell "fresh" smoked fish to delicatessens in New York City. Prior to 1985, the Company did not sell fresh smoked fish products and had no experience selling directly to delicatessens. The Company believed, however, that the particularly strong recognition of the VITA brand name in New York City would compensate for management's lack of prior experience in selling fresh smoked fish directly to delicatessens. During the next few years, the Company determined that it had underestimated both the difficulties of entering the New York City fresh smoked fish market and the long-term difficulties of effectively competing in this market. Accordingly, the Company determined to exit this market and refocus its growth strategy on its market niche. The Company, in exiting this market, combined the operations of two of these companies. The surviving company (the "DEBTOR") subsequently declared bankruptcy and initiated a Chapter 11 bankruptcy proceeding in the Federal District Court in the Northern District of Illinois (the "BANKRUPTCY COURT") in May, 1988. This proceeding was converted to a Chapter 7 bankruptcy proceeding in July, 1988. A bankruptcy trustee (the "TRUSTEE") was subsequently appointed by the Bankruptcy Court. In July, 1990 the Trustee filed a complaint in the Bankruptcy Court against the Company and its directors seeking monetary damages and equitable relief relating primarily to a purported transfer of the Debtor's assets before initiating the bankruptcy proceeding. This proceeding was dismissed by the Trustee in August, 1991 pursuant to a settlement agreement entered into between the Trustee and the Company and its directors. The Company sold the third company in December, 1990. Each of these three companies was a subsidiary of the Company and Mr. Rubin and Mr. Feldman were the principal executive officers of each of these companies. In addition, the Company initiated an arbitration proceeding against the three principals of the third company claiming that certain representations and warranties made in the stock purchase agreement had been breached. In an Award of Arbitrators dated June 30, 1994, supplemented by a subsequent fee award dated January 30, 1995, the arbitrators found against the Company on all counts in its claim, except a portion of one count, and awarded the respondent its legal fees and expenses, which the Company was required to pay, in the amount of $356,000 (the "ARBITRATION"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  NEW PRODUCT STRATEGY

     The Company's new product strategy is to continue to introduce and, in some cases, develop and market new specialty food products under the VITA brand name that complement its current line of products while at the same time enabling the Company to expand into products that are less seasonal and appeal to a broader base of consumers, including younger consumers and health conscious consumers, than its current products.

     DEVELOPMENT/INTRODUCTION. The Company's new products are either products developed by the Company, products acquired through acquisitions of other companies, or products marketed under co-packing arrangements or distribution agreements. The Company introduced "VITA HEAVENLY HOMMUS!" in September, 1996 and introduced the "VITA LEAN Salmon Burger" in November, 1996. The salmon burger was developed by the Company while the hommus products will be marketed under a co-packing arrangement. The Company expects these low fat products to appeal to a broader base of consumers. The Company intends to capitalize on its national distribution network and the strong recognition of the VITA brand name as well as its new marketing strategy to generate sales of these products. The Company believes that through the introduction of new non-seasonal products, it can, over time, reduce the variability in its quarterly operating results by increasing sales during the second and third quarters of each year.

     New products developed by the Company are developed either internally through its Quality Control Department or through retaining independent consultants. New products are also developed with the input of food brokers and are tested by focus groups for taste and market acceptance. The Company's lack of capital in the past has limited its product development activities. Upon completion of this offering, the Company anticipates that its Improved Facility, additional production equipment and increased availability of financing will enable it to increase its product development activities. The Company estimates that it spent approximately $45,000 in 1995 developing new products. See "Risk Factors -- Risks Associated with Developing New Products."

     The Company has introduced new products through the acquisition of companies producing complementary specialty food products with recognized regional brand names. Through the Lyon Product Line Acquisition, the Company added a Scandinavian-style herring that is marketed under the ELF brand name which is well recognized in the Midwest region of the country. The Company also introduces new products through its use of co-packing arrangements. Co-packing arrangements enable the Company to purchase products produced and packaged by third parties and resell these products through its national distribution network under the VITA brand name. The Company currently markets its horseradish products, cocktail and tartar sauces, shrimp cocktail and hommus products under co-packing arrangements. The Company has also introduced new products by entering into distributorship agreements. The Company currently distributes imported Scottish smoked salmon under the ROYAL HIGHLAND and HIGHLAND CREST brand names pursuant to a distribution agreement.

     RECENT NEW PRODUCTS. The VITA LEAN Salmon Burger was developed for the Company by an independent consultant who has authored over 30 cookbooks. The salmon burger, which is a blend of smoked salmon and spices, is 97% fat free. The salmon used in the production of the salmon burger is salmon that the Company could not previously use in the production of its other salmon products. The Company is marketing the salmon burger frozen to Supermarkets and Institutional Purchasers. It is marketed as a low-fat substitute for hamburgers and is expected to compete directly with turkey burgers and veggie burgers. The Company believes that the salmon burger will be a less seasonal product and will appeal to a broader base of consumers than the Company's current products.

     VITA HEAVENLY HOMMUS! is marketed by the Company under a co-packing arrangement. Hommus is a spread made primarily of chickpeas and sesame paste of Middle Eastern origin that can be used as a snack food or with meals. Hommus was introduced to the United States mass market within the past five years and is rapidly gaining in popularity. The Company believes that hommus is not a seasonal food and, accordingly, expects sales of its hommus products to be fairly constant throughout the year with a slight increase in sales during the summer months. The Company's hommus products contain no saturated fat and have no cholesterol. The Company believes its hommus products will appeal to consumers of various ages and particularly to higher income, health conscious consumers. The Company's hommus products, packed in eight oz. containers, are available in eight varieties such as roasted red pepper and garlic, and are sold refrigerated to Supermarkets and Institutional Purchasers. The Company anticipates that sales of hommus products will increase as consumers become aware that hommus can be used as a substitute for cream cheese and spread on bagels, which have become increasingly popular with consumers in recent years.

  MARKETING STRATEGY

     The Company's marketing strategy is to expand its use of promotions to both Supermarkets and Institutional Purchasers, increase consumer advertising, secure additional shelf space for its products in Supermarkets and expand its international sales. The Company intends to use a portion of the net proceeds of this offering to implement this strategy.

     PROMOTIONS AND CONSUMER ADVERTISING. The Company intends to use promotions and consumer advertising to increase sales of its existing products and new products to Supermarkets and Institutional Purchasers which currently purchase VITA products as well as those which have not yet purchased VITA products. The Company currently uses promotions which reduce the price Supermarkets and Institutional Purchasers pay for certain of its products during a specified period of time. The Company believes that its products are price sensitive and that, historically, selective use of promotions has resulted in increased sales of its products. The Company selectively uses promotions to increase sales made by food brokers and sales made directly by the Company. However, the Company's limited capital has prevented it from expanding its use of promotions. The Company's products are primarily advertised in the circulars and newspaper inserts distributed by Supermarkets, for which the Company pays a fee. The Company intends to increase such advertising, particularly during holiday seasons and in regions west of the Rocky Mountains where the Company intends to focus future marketing efforts. The Company also intends to participate in a greater number of food shows to increase its visibility. The Company will attempt to increase its visibility by encouraging its regional sales managers to increase their participation in joint local sales calls to Supermarkets and Institutional Purchasers made by food brokers.

     SECURING SHELF SPACE. The Company intends to secure additional shelf space in Supermarkets for both its existing products as well as its new products. The Company secures additional shelf space primarily by paying the fees charged by Supermarkets for such shelf space. The Company also secures additional shelf space by using more aggressive promotions at targeted Supermarkets or by selling its products through food brokers to food distributors that have access to shelf space for resale to Supermarkets. The Company, throughout its history, has incurred, and continues to incur, costs associated with securing additional shelf space for its products. The Company's ability to pay the costs associated with securing additional shelf space has been limited by its available capital. The Company believes that its payment of such costs, when warranted, has helped contribute to the development of its national distribution network of food brokers and that future payments of such costs will further strengthen its distribution network. The Company also believes that it has benefited by adding additional shelf space in the past and will continue to increase sales by adding additional shelf space in the future.

     INTERNATIONAL SALES. The Company believes that international markets provide an additional opportunity to increase sales of its herring and salmon products. In 1995, international sales constituted less than one percent of the Company's gross sales. The Company intends to pursue additional international sales opportunities in a number of foreign markets including, among others, Canada, Central America, Mexico, Europe and South America, by capitalizing on the international growth of both wholesale clubs and institutional distributors which currently purchase or distribute the Company's products. The Company believes that by capitalizing on the international growth of its current customers, the total cost incurred to increase international sales will not exceed the total cost incurred to achieve a comparable increase in sales in the United States. The Company believes that the costs incurred in using promotions and consumer advertising to increase international sales may be higher than the costs incurred to achieve a comparable increase in sales in the United States but that such costs will be partially offset because Supermarkets in certain countries, such as Canada, do not charge fees to secure shelf space. The Company will initially focus on increasing sales of its products in Canada where the Company believes that the

VITA brand name is recognized by consumers. The Company currently anticipates beginning to market VITA brand herring products and shrimp cocktail, that it produces, to Supermarkets in the Canadian provinces of Ontario and Quebec by December 31, 1996.

PRODUCTS

     The Company's products include herring products and cured and smoked salmon products and a variety of related ready to eat specialty food products. Most of the Company's products are refrigerated and can be located in either the dairy department, meat and fish department or deli department of Supermarkets. Many of the Company's products are also sold in bulk to Institutional Purchasers. The Company believes that, although the market for herring products has been and is expected to remain constant, the market for salmon products and other specialty products is increasing. Consumption of fresh and frozen seafood in the United States is increasing, especially consumption of salmon. This increase contrasts with the consumption of beef and pork which is declining and has been declining for at least the last five years. All of the Company's salmon and herring products and most of its other specialty food products are kosher and receive the u symbol of certification from the Orthodox Union. The Company also receives the u symbol of certification for the use of many of its products for Passover from the Orthodox Union. The Company believes that the market for kosher foods will grow in the next few years and that this represents a significant opportunity for the Company. See "Business -- Products." According to the National Kosher Food Trade Association in New York, the market for kosher foods is almost two billion dollars annually and growing at more than ten percent a year. The increase in consumption of kosher food products is at least partially the result of (i) the perception by certain consumers who are not bound by Judaism's religious dietary restrictions that kosher certification indicates a superior product, and (ii) an increase in the population of members of other religious groups such as Islam, Hinduism and some branches of Christianity that observe dietary restrictions similar to many Jewish people.

  HERRING

     The Company, generally using the best available grade of ocean herring, cures the herring and mixes the cured herring with a variety of high quality spices, wines and other ingredients according to the Company's proprietary formulations to produce a number of herring products. These products are then either packaged in vacuum-sealed glass jars to preserve flavor for sale to Supermarkets or packaged in bulk containers for sale to Institutional Purchasers. The Company believes it is the only producer of herring products to offer two different taste profiles, an Eastern European taste and a Scandinavian taste. Herring is a traditional Eastern European and Scandinavian staple, being one of the most widely consumed fish in the world. In the United States, however, herring is more of a specialty product that is served at parties or holiday gatherings. Herring products are often served as appetizers, part of a buffet, between-meal snacks or an ingredient in salads. The Company's most popular herring products are its "VITA Herring Party Snacks" and "VITA Herring in Sour Cream." The Company also sells a variety of other herring products under the VITA and ELF brand names.

  SALMON

     The Company, using only premium and quality grades of salmon primarily from Southeastern Alaska and Canada, cures and slices the salmon, most of which is then smoked. The Company's retail salmon products are packaged and sold either refrigerated or frozen to Supermarkets. The institutional cured and smoked salmon products are packaged in bulk containers, including three pound trays, and sold refrigerated or frozen to Institutional Purchasers. Salmon consumption has been increasing over the past five years and salmon now represents the fourth most popular type of seafood consumed in the United States. The Company's salmon products are generally served as part of buffets at parties, particularly during the Christmas holiday season, or as a traditional brunch item with bagels. The salmon products are also served as appetizers at formal parties and are being more frequently used as light meals. The Company's salmon products include "VITA Lox Salmon," "VITA Nova Salmon," and "VITA Pastrami Salmon." The Company also distributes imported Scottish smoked salmon under the "ROYAL HIGHLAND" and "HIGHLAND CREST" licensed brand names.

  OTHER SPECIALTY PRODUCTS

     The Company sells a number of spreads and condiments, including horseradish products, cream cheese with smoked salmon, cocktail and tartar sauces, shrimp cocktail and hommus products. These products are used as appetizers, snacks, and condiments to accompany light meals and holiday trays. Some of these products are produced and marketed by the Company under the VITA brand name and others are marketed by the Company, but produced by third parties pursuant to co-packing arrangements.

PRODUCT DISTRIBUTION AND SALES

     The Company's specialty food products are currently sold through a national distribution network of approximately 50 established retail and institutional/food service brokers. The Company believes that it is the only processor of herring products and cured and smoked salmon products that has established such an extensive national distribution network. The Company believes it has been successful in developing this network for a number of reasons, including the recognition of the VITA brand name and the Company's reputation for producing quality products. The Company has also been able to develop and strengthen its distribution network by providing adequate shelf space for its products. The Company's current marketing efforts and its long-term relationship with many of the food brokers has also contributed to the strength of this network. The Company, through its marketing efforts, attempts to maintain good relationships with the Supermarkets and Institutional Purchasers that purchase its products. The Company believes that its national distribution network has, in turn, helped strengthen the VITA brand name and has been a important factor in the Company's ability to introduce new products into the marketplace.

     The Company's regional sales managers oversee its national distribution network. The Company employs five full-time regional sales managers who maintain contact with the food brokers in their region and monitor their performance. The regional sales managers also assist the food brokers in their selling efforts by, among other things, accompanying the food brokers on local sales calls. The Company believes that it is one of the few companies in its market niche to employ regional sales managers and that the presence of the regional sales managers has solidified the Company's relationship with its national distribution network.

     The Company enters into an agreement with each food broker which grants the food broker an exclusive territory in which to sell VITA products and sets forth the amount of commissions to be paid on such sales by the Company. Such agreements do not permit the Company to make sales directly to Supermarkets located in a food broker's exclusive territory unless the Company pays the food broker the commission which it would have earned. The agreements are terminable by either party upon 30 days' notice. The Company believes such terms are standard in the Company's industry. The food brokers sell the Company's products in both the retail and institutional/food service markets. In 1995, the retail market, consisting of Supermarkets accounted for approximately 80% of the Company's net sales while Institutional Purchasers accounted for the remaining 20% of net sales. Approximately 90% of the Company's net sales to Supermarkets are made through food brokers while the remaining 10% of net sales to Supermarkets are made directly by the Company. Products purchased through food brokers by Supermarkets that are shipped directly to the Supermarkets' warehouses accounted for 65% of the 90% of net sales to the retail market. Products purchased through food brokers by food distributors for resale to Supermarkets accounted for 35% of the 90% of net sales to the retail market. Approximately 90% of the Company's net sales to Institutional Purchasers are made through food brokers, including international distributors, while the remaining 10% of net sales are made to Institutional Purchasers directly by the Company.

CUSTOMERS/SALES BY REGION

     The Company's customers include large regional supermarket chains and wholesale clubs throughout the country. The Company had net sales of $21.4 million in 1995. The Company's products sold under the VITA brand name are particularly well known in New York City and the surrounding metropolitan area ("NYC"). Approximately 13% of the Company's 1995 net sales were to customers located in NYC, including Waldbaum's, A & P, Shop-Rite and Supermarket General. Approximately 17% of the Company's 1995 net sales were to customers located in the Northeast, excluding NYC, including Stop & Shop, Shaw's and Wegman's. Approximately 25% of the Company's 1995 net sales were to customers in the Southeast, including Publix and Winn-Dixie. Approximately 32% of the Company's 1995 net sales, including sales of the ELF brand of herring, were to customers located in the Midwest, including Super Valu, Jewel, Dominick's and Meijer's. Approximately 13% of the Company's 1995 net sales were to customers located in the West, including Safeway, Fred Meyer and Albertson's.

     The Company's largest customer represented 12% and 11% of its net sales in 1995 and 1994, respectively. This customer is a large supermarket chain with five regional divisions located in the Southeast. The purchasing decisions of each regional division are made independently. The Company does not have a long-term contractual relationship with this customer. The Company believes the loss of this customer would have a material adverse affect on the Company's business, financial condition and results of operations. However, the Company believes the loss of this customer is unlikely. In addition, because each regional division makes its purchasing decisions independently, the Company believes that it is not likely to lose all of the divisions even if it were to lose one or more of such divisions. See "Risk Factors -- Dependence on Major Customers."

     The Company is aware that its customers are continually reviewing their purchasing decisions which may result in such customers changing their current orders from higher margin to lower margin products or reducing the amount of a product or products purchased. Any material change in orders or reduction in the amount of a product or products purchased by one or more significant customers could adversely affect the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Major Customers."

PRODUCT RETURN POLICY

     The Company guarantees the sale of its products sold in Supermarkets, which sales represent approximately 80% of all the Company's sales. This guarantee helps ensure that consumers receive fresh products. Under the guarantee, products not sold before their expiration date are either returned to the Company through its food brokers or are disposed of by the Supermarkets or food distributor. A credit is then issued to the Supermarket or food distributor. The Company has established a reserve to be used for credits for product returns and believes, based on its historical return rates which have been fairly consistent over the past several years, that this reserve is adequate to fund all foreseeable product return credits.

PRODUCTION

  PRODUCTION FACILITY

     The Company produces, packages, stores, and distributes its herring and salmon products at the Company-owned facility located in Chicago, Illinois. The Company's facility is located on 125,600 square feet of contiguous land. The facility contains approximately 82,200 square feet of space, including approximately 65,000 square feet of production space, approximately 13,900 square feet of refrigerated storage space, and approximately 3,300 square feet of office space. The Company stores and distributes its products through 30 warehouse facilities owned by third parties which are located throughout the United States.

     During the next 12 to 18 months, the Company anticipates either purchasing or constructing an Improved Facility. The Company believes the Improved Facility is necessary to implement the Company's growth strategy and will result in increased production capacity, increased production efficiencies, additional internal storage facilities and other overall cost savings. The Company believes that these overall cost savings can be achieved through, among the things, the use of improved water treatment facilities in the Improved Facility that the Company expects to reduce or eliminate the user charges it currently pays and the availability of increased internal storage facilities in the Improved Facility which the Company expects to decrease the costs of using outside storage facilities. However, the Company may experience delays in all aspects of its operations and incur substantial unanticipated costs in either purchasing or constructing an Improved Facility. There can be no assurance that the Company will not encounter quality or capacity difficulties, or experience production delays, in connection with the anticipated purchase or construction of an Improved Facility. These factors could have an adverse short-term effect on the Company's results of operations. The Company intends to partially finance this purchase or construction of an Improved Facility with approximately $1,200,000 to $1,500,000 of the net proceeds of this offering. The Company currently anticipates obtaining the additional required funds that are projected to be between $4,000,000 to $7,000,000, through the use of one or more financing options which may include, among others, conventional bank financing, industrial revenue bond financing, and, possibly, tax incentives for Empowerment Zones and Enterprise Communities to the extent available. No assurance can be given that any of these financing options will be available on terms acceptable to the Company, if at all. See "Risk Factors -- Risks Associated with Purchase or Construction of Improved Facility" and "Use of Proceeds."

  SUPPLIERS

     The Company relies on outside suppliers for its herring and salmon requirements. The Company currently purchases most of its herring from Barry's Limited (the "SUPPLIER"), a specialty herring harvester and processor located in Canada, pursuant to a supply agreement. The Company has been purchasing herring from the Supplier since the Company began operations over 65 years ago. Under the agreement, the Supplier has the option to supply 90% of the Company's annual requirements for herring, provided it sells the herring at the same prices which the Company would pay if it purchased herring elsewhere. The Supplier guarantees the first priority of supply of herring to the Company, in an amount necessary to satisfy the Company's requirements. The Company currently purchases its salmon from a number of sources. The Company believes that there are other suppliers of herring and salmon from which the Company could meet its requirements, if necessary. Pursuant to a distributorship agreement, the Company distributes imported Scottish smoked salmon under the licensed brand names ROYAL HIGHLAND and HIGHLAND CREST. See "Business -- Intellectual Property." Any significant interruption in the supply of or in the quality of the herring or salmon provided by its suppliers or the salmon products supplied by the distributor could have a material adverse effect on the Company's business and results of operations. The Company believes that supplies of the other ingredients used in the Company's products are readily available and that there are a number of suppliers of these ingredients that could meet its requirements if its current suppliers were unable to do so. See "Risk Factors -- Fluctuations in Cost and Supply of Herring and Salmon" and " -- Dependence on Suppliers/Sole Herring Supplier."

  QUALITY CONTROL

     The Company believes that it was one of the first processors of herring products and cured and smoked salmon products to institute quality control procedures and that its quality control procedures are among the most stringent in this market. The Company has two full-time employees in its Quality Control Department. The primary responsibility of these employees is to insure the quality of VITA brand name products by overseeing the production process and by frequent testing of the consistency of the products as they are produced. The products produced through co-packing arrangements are subject to both the quality control procedures of the co-packing company and the same frequent product testing that is required of the Company's products under its quality control procedures.

COMPETITION

     The market for the Company's products is highly competitive. The Company believes that consumers choose herring products and cured and salmon products as well as its other specialty products based primarily on product quality and price. Although the Company's competitors are primarily small, regional food processors and producers, certain of the Company's competitors may have greater financial and other resources than the Company and may offer lower prices on comparable products. Since a key competitive factor among producers of cured and smoked salmon products and herring products is price, even smaller regional companies may be able to compete effectively against the Company due to reduced shipping costs. While the Company believes its prices are competitive for the quality level of its products, the Company relies primarily on the recognition of the VITA brand name, its reputation for selling quality products and the strength of its distribution network. The Company's main competitors in the herring product and cured and smoked salmon product market are Lasco, Mama's and Nathan's, among others. The Company believes it is the only independent company with national distribution capabilities in this market. See "Risk
Factors -- Product Concentration Risk" and " -- Competition."

ENVIRONMENTAL MATTERS

     In the ordinary course of its production process, spillage and cleaning results in a high concentration of sugars and vinegars, which create Biological Oxygen Demands ("BODS") as well as fats, oils and greases ("FOGS"), both of which enter the waste water treatment system. The Company is assessed a user charge by the Metropolitan Water Reclamation District (the "DISTRICT"), based in part on the costs of treating this waste water, the amount of which the Company is currently appealing. The Company has provided accruals of $285,000 and $486,000 as of December 31, 1995 and September 30, 1996, respectively, for user charges. These accruals are based on the Company's experience in resolving appeals in prior years and on estimates provided by an independent consultant. If the Company is not successful in its appeal, the Company would be required to pay an additional $300,000 in user charges. The Company believes that the eventual liability will not materially exceed its presently established accruals and that any potential additional liability will not be significant and will not have a material adverse effect on the Company's business, financial condition or results of operations.

     If the level of FOGs entering the waste water treatment system exceed a specified level over a specified period of time, the District, following certain procedural requirements, has the authority to fine the Company or to temporarily close the Company's production facility. The level of FOGs resulting from the Company's production process has occasionally exceeded this specified level in the past on a temporary basis but not for any extended period of time. The Company has no reason to believe that this level will be exceeded for any extended period of time in the future. The District has not in the past initiated, or threatened to initiate, proceedings against the Company. The Company has no reason to believe the District will do so in the future if the specified level of FOGs is exceeded on a temporary basis. The Company has employed a consultant to assist in its user charge appeals and to recommend methods to reduce the level of BODs and FOGs entering the waste water treatment system. The Company expects the purchase or construction of an Improved Facility to significantly decrease or eliminate BODs and, therefore, reduce the user charges. The Company also uses a number of smokers in the ordinary course of its production process. The Company is not aware of any pending or threatened claim involving violation of environmental or occupational safety and health laws and regulations. See "Risk Factors -- Environmental Compliance."

INTELLECTUAL PROPERTY

     Trademarks and trade names are of critical importance to producers of food products. A recognized trademark or trade name allows the consumer to immediately identify the source of a product, even if the product is new to the marketplace. The Company owns the federally registered trademark "VITA" (with accompanying design). The Company believes that this mark is widely recognized, and provides immediate identification of the source of its products to consumers. Based upon its ability to maintain a significant share of the national market for refrigerated herring products and cured and smoked salmon products, the Company believes the "VITA" brand name and trademark has a substantial amount of goodwill associated with it. The Company believes the VITA mark and its accompanying design are critical to its ability to market new products and to its marketing strategy in general. In addition, the Company intends to apply for a federal trademark for the name "VITA" without the accompanying design.

     The Company has also licensed certain brand names, such as ELF, ROYAL HIGHLAND and HIGHLAND CREST. Based on sales of the herring products marketed under the "ELF" trademark, the Company believes there is widespread consumer recognition of that brand name in the Midwest region of the country. The Company obtained all of Lyon Food's rights to the "ELF" trademark in connection with herring and smoked fish products pursuant to the Lyon Product Line Acquisition. Lyon Food licensed the right to use the "ELF" trademark in connection with herring products from Food Marketing Corp. pursuant to the terms of a letter agreement (the "LETTER AGREEMENT"). Ownership of the "ELF" trademark was transferred by Food Marketing Corp. to SuperValu, Inc., which affirmed Lyon Food's right to use the mark as set forth in the Letter Agreement and consented to the right to use the trademark in connection with smoked fish products. The Letter Agreement is terminable upon six months notice to the Company. The Company has licensed the ROYAL HIGHLAND and HIGHLAND CREST brand names, under which the Company distributes imported Scottish smoked salmon. The Company believes that these brand names will develop substantial goodwill over time. The Company has the right to use the HIGHLAND CREST and ROYAL HIGHLAND brand names under the terms of an exclusive distributorship agreement that expires in December, 1999, but is renewable for successive 5-year intervals upon written agreement of both parties. The Company sells its hommus products under the recently applied for federal trademark "HEAVENLY HOMMUS!," and sells its salmon burger under the recently applied for federal trademark "VITA LEAN." The Company is not aware of any names or marks which infringe any of those the Company uses. Although the Company sells products under a number of other brand and trade names, such other brand or trade names are not material to the Company's marketing strategy. The Company also uses various recipes and proprietary formulations in its products which it maintains as trade secrets. The Company does not believe its business is otherwise dependent upon any patent, license, trademark, service mark or copyright.

PRODUCT LIABILITY INSURANCE

     The Company currently maintains product liability insurance for its products with limits of $1,000,000 per occurrence and $5,000,000 in the aggregate, per annum. There can be no assurance that the Company's insurance will be adequate to cover future product liability claims, or that the Company will be able to maintain adequate product liability insurance at commercially reasonable rates. See "Risk Factors -- Risk of Product Recall; Product Liability."

EMPLOYEES

     At September 30, 1996, the Company had 116 full-time employees, including 14 administrative employees, seven sales and marketing employees, 90 production employees and five maintenance employees. Additionally, approximately 80 workers are hired on a temporary basis each year to meet seasonal production demands. All production employees are represented by the Local 546 United Food & Commercial Workers, International Union and the five maintenance employees are represented by the Local 399 International Union of Operating Engineers. The Local 546 collective bargaining agreement expires, unless renewed, in April, 1997 and the agreement covering the Local 399 collective bargaining agreement expires, unless renewed, in March, 1997. The Company has not experienced any work stoppages since the Company was acquired by the present shareholders in 1982. The Company considers its relations with its employees to be good.

FACILITIES

     The Company's facility is located on 125,600 square feet of contiguous land. The facility contains approximately 82,200 square feet of space, including approximately 65,000 square feet of production space, approximately 13,900 square feet of refrigerated storage space, and approximately 3,300 square feet of office space. Pursuant to the Bank Credit Facilities, ANB has a mortgage on this facility. The Company intends to purchase or construct an Improved Facility. See "Business -- Production" and "Risk Factors -- Risks Associated with Purchase or Construction of Improved Facility."

LEGAL PROCEEDINGS

     The Company is not currently involved in any material pending legal proceedings and is not aware of any material legal proceedings threatened against it.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors, nominees, and executive officers of the Company, and their ages as of October 31, 1996, are as follows:

NAME                       AGE     POSITION WITH THE COMPANY
Stephen D. Rubin           57      President and Director
Clark L. Feldman           61      Executive Vice President, Secretary
                                     and Director
Jay H. Dembsky             35      Vice President, Chief Financial
                                     Officer and Treasurer
Sam Gorenstein(2)          49      Director
Jeffrey Rubenstein(1)      54      Director
Neal Jansen(1)             59      Director
Michael Horn(2)            60      Director
Steven A. Rothstein        46      Nominee for Director

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     MR. RUBIN has served as a director and President of the Company since 1982. Mr. Rubin is responsible for the overall operations of the Company with an emphasis on production, finance and quality control. Previously, Mr. Rubin was the owner and chief operating officer of several other companies which included food, manufacturing and industrial companies. Mr. Rubin received a B.B.A. from the University of Wisconsin and a J.D. from the University of Wisconsin Law School.

     MR. FELDMAN has served as a director and Executive Vice President and Secretary of the Company since the Company was acquired in 1982. Mr. Feldman has an extensive background in strategic financial planning and marketing and is responsible for all sales personnel, including brokers. Mr. Feldman received a B.S. from Indiana University.

     MR. DEMBSKY became Vice President, Chief Financial Officer and Treasurer of the Company in October, 1996 and is responsible for all financial matters for the Company. From 1988 until joining the Company in 1996, Mr. Dembsky held a number of positions with Duff & Phelps, LLC, a corporation valuation advisory and investment banking firm. Mr. Dembsky served as a Vice President of Duff & Phelps, LLC, from 1992 to 1996. Mr. Dembsky has a 12-year background in corporate finance, accounting, and strategic and financial planning and received his CPA certification in 1984 and CFA certification in 1991. Mr. Dembsky received a M.M. from the J.L. Kellogg Graduate School of Management at Northwestern and a B.S. from the Wharton School of the University of Pennsylvania.

     MR. GORENSTEIN has served as a director of the Company since February, 1990. For the past 20 years, Mr. Gorenstein has served as Secretary of Three G Care Management, Inc., a nursing home management company. Mr. Gorenstein is also a major shareholder of Three G Care Management, Inc. Mr. Gorenstein attended the University of Manitoba in Winnipeg, Canada.

     MR. RUBENSTEIN has served as a director of the Company since November, 1984. For the past five years Mr. Rubenstein has been a principal in the law firm of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C. Mr. Rubenstein is also currently a director of Miller Building Systems, Inc. and Selfix, Inc. Mr. Rubenstein received an A.B. and a J.D. from the University of Michigan and an L.L.M in taxation from John Marshall Law School.

     MR. JANSEN has served as a director of the Company since April, 1983. Mr. Jansen is currently a self-employed consultant in the food industry. From 1986 to 1996, he served as President and CEO of Pies, Inc. and was a major shareholder until it was sold to Flowers Industries in 1991. Prior to 1986 he was President of Gordon Fleming and Associates, a food brokerage company in Minnesota, and a Senior Vice President of Red Owl Stores, Inc., a large Midwestern supermarket chain. Mr. Jansen received a B.A. from St. Norbert College and an M.B.A. from Michigan State University.

     MR. HORN has served as a director of the Company since April, 1983. For the past six years, Mr. Horn, as the largest shareholder of Save More Foods Supermarkets and a significant shareholder of Performance Foods of Wisconsin, Inc., has acted in a management advisory role to both companies. Prior to that Mr. Horn was president of the Green Bay Division of Super Valu Stores, Inc., a national grocery food wholesaler and distributor. Mr. Horn is also a Vice President and a director on the Executive Committee of the Green Bay Packer Hall of Fame. Mr. Horn has a B.A. degree in business from the University of Minnesota at Duluth.


     MR. ROTHSTEIN will be appointed to the Board of Directors effective upon the closing of this offering. Mr. Rothstein has been Chairman of the Board of National Securities Corporation, a securities broker-dealer and a Representative of the Underwriters, since 1995. From 1994 to 1995, Mr. Rothstein was employed by H.J. Meyers & Co., a securities broker-dealer, and from 1992 to 1994, he was employed by Rodman and Renshaw, a securities broker-dealer, in both cases as a Managing Director. From 1989 to 1992, Mr. Rothstein served as a Managing Director of Oppenheimer & Co., a securities broker-dealer. From 1979 to 1989, Mr. Rothstein was a limited partner of Bear Stearns & Co., a securities broker-dealer. Mr. Rothstein currently is a director of SigmaTron International, Inc. and New World Coffee, Inc., both of which are publicly held companies. Mr. Rothstein is being appointed as the designee of the Representatives. Mr. Rothstein received an A.B. from Brown University in Providence, Rhode Island. See "Underwriting."


     The Company's Bylaws provide that the authorized number of directors of the company must be no less than six (6) and no more than ten (10). The number of authorized directors, which is currently six, may be set from time to time within this range by either the Board of Directors or the affirmative vote of a majority of the Company's shareholders. Directors are elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Executive officers are elected annually by the Board of Directors and serve at the Board's discretion, subject to any written employment agreements with the Company.

BOARD COMMITTEES

     The Compensation Committee consists of Messrs Gorenstein and Horn. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees, administers incentive compensation and benefit plans, including the Company's 1996 Stock Option Plans and the Stock Purchase Plan and recommends policies relating to such plans.

     The Audit Committee consists of Messrs. Rubenstein and Jansen. The Audit Committee, which meets periodically with management and independent auditors, reviews the results and scope of audits and other services provided by the Company's independent auditors. The Audit Committee also evaluates the need for internal auditing procedures and the adequacy of internal controls.

COMPENSATION OF DIRECTORS

  STANDARD COMPENSATION

     Directors who are not employees of the Company or its subsidiaries receive $1,000 for each meeting of the Board of Directors or committee meeting that they attend, plus reimbursement of any expenses that they incur with respect to attendance at such meetings. In addition, non-employee directors are eligible to participate in the 1996 Stock Option Plan for Non-Employee Directors. Directors who are employees of the Company serve as directors without compensation.

  1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The Company's 1996 Stock Option Plan for Non-Employee Directors (the "DIRECTOR PLAN") was adopted by the Board of Directors in September, 1996 and was approved by the shareholders in September, 1996. A total of 75,000 shares of Common Stock have been authorized for issuance under the Director Plan. Each non-employee director of the Company, including Mr. Rothstein, will be automatically granted an option to purchase 2,000 shares of Common Stock on the closing date of this offering. Each non-employee director, other than Mr. Rothstein, who becomes a director after the date of this Prospectus will be automatically granted, as of the first business day following the non-employee director's election or appointment, a non-qualified option to purchase 2,000 shares of Common Stock. Each non-employee director will automatically receive on the first business day of each fiscal year, beginning with the 1997 fiscal year, an additional non-qualified option to purchase 2,000 shares of Common Stock. In the event of a change in capitalization of the Company, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, dividend, stock split, reverse stock split, spin-off, split-off or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment will be made in (i) the maximum number and kind of shares reserved for issuance under the Director Plan, (ii) the number and kind of shares or other securities subject to then outstanding options under the Director Plan, and (iii) the price of each share subject to any then outstanding options under the Director Plan. The exercise price of all options granted under the Director Plan will be equal to the fair market value of the Common Stock on the date of grant. No option grant under the Director Plan may be exercised before the expiration of the fiscal year for which it was granted, provided that any option granted under the Plan shall become immediately exercisable upon the retirement of the Director because of age, death or disability. All such options will expire ten years from the date of grant unless terminated sooner pursuant to the provisions of the Director Plan. The Board may amend the Director Plan at any time, subject to certain limitations included in the Director Plan. The Director Plan will terminate in September, 2006.

EXECUTIVE COMPENSATION

     The following table shows certain information concerning the compensation of the Chief Executive Officer and each other executive officer of the Company where aggregate compensation for services in all capacities rendered during the year ended December 31, 1995 exceeded $100,000 (collectively the "NAMED EXECUTIVE OFFICERS.").

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION
                                                                                    OTHER ANNUAL
         NAME AND PRINCIPAL POSITION             YEAR      SALARY       BONUS      COMPENSATION(1)
Stephen D. Rubin                                 1995     $207,001     $15,000         $23,000
  President, Treasurer and Director              1994     $207,785           0         $20,778
                                                 1993     $196,385     $25,000         $22,136
Clark L. Feldman                                 1995     $218,068     $15,000              --
  Executive Vice President,                      1994     $219,473           0              --
  Secretary and Director                         1993     $219,473     $25,000              --

(1) This column reflects perquisite compensation which exceeds the lesser of $50,000 or 10% of the Named Executive Officer's total salary and bonus. For fiscal years ended December 31, 1995, 1994, and 1993, respectively, Mr. Rubin's perquisites included $8,505, $11,042 and $20,254 for lease payments for a car which were paid by the Company. For the fiscal year ended December 31, 1995, Mr. Rubin's perquisites included $7,644 for health insurance payments for Mr. Rubin's family members which were paid by the Company.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1995, the Company's Board of Directors established the levels of compensation for certain of the Company's executive officers prior to the formation of the Compensation Committee. The current members of the Company's Compensation Committee are Messrs. Gorenstein and Horn. During 1995, neither of these individuals served as an officer or employee of the Company.

  EMPLOYMENT AGREEMENTS

     In September, 1996, the Company entered into a three-year employment agreement with both Mr. Stephen D. Rubin and Mr. Clark L. Feldman (the "EMPLOYMENT AGREEMENTS"). The terms of the Employment Agreements are identical except for the capacity in which Mr. Rubin and Mr. Feldman are employed. Under the Employment Agreements, the Company agrees to employ Mr. Rubin as its President and Mr. Feldman as its Executive Vice President, each at a salary of $215,000 per year (adjusted for cost of living increases) plus certain additional perquisites, not to exceed $30,000 per year, including, among other things, a car payment allowance, reimbursement of country club or health club membership dues and expenses, the right to designate a charitable contribution to be paid by the Company and a non-accountable business expense allowance. The Employment Agreements also provide that Mr. Rubin and Mr. Feldman may receive an annual bonus based on Company and individual performance as determined by the Board of Directors and the Compensation Committee and a special bonus for any consulting work developed by Mr. Rubin or Mr. Feldman as determined by the Board of Directors. The Employment Agreements provide for termination of Mr. Rubin or Mr. Feldman (i) for "cause" as defined in the Employment Agreements, (ii) upon Mr. Rubin's or Mr. Feldman's death or "total disability," as defined in the Employment Agreements, or (iii) if Mr. Rubin or Mr. Feldman terminates his employment because of a breach of the Employment Agreements by the Company. The Employment Agreements contain provisions that restrict Mr. Rubin's and Mr. Feldman's ability to compete with the Company or solicit its employees or customers for a specified period following the termination of their employment.

     The Company and Mr. Jay H. Dembsky, in connection with his employment as the Company's Chief Financial Officer, have signed a letter agreement which provides that the parties will enter into a two-year employment agreement containing provisions which are substantially similar to the provisions of the Employment Agreements of Mr. Rubin and Mr. Feldman except that Mr. Dembsky will receive: (i) a salary of $110,000 per year with a guaranteed bonus of $20,000 in 1997; (ii) options to purchase 80,000 shares of Common Stock at the fair market value per share of the Common Stock which will vest in 20% increments over a 5-year period; and (iii) a payment in an amount equal to twice his salary and bonus for the previous fiscal year in the event of change in control of the Company.

1996 EMPLOYEE STOCK OPTION PLAN

     The Company's 1996 Employee Stock Option Plan (the "STOCK OPTION PLAN") was adopted by the Board of Directors in September, 1996 and was approved by the shareholders in September, 1996. The purpose of the Stock Option Plan is to attract and retain qualified personnel, to provide additional incentives to employees of the Company and to promote the success of the Company's business. A total of 325,000 shares of Common Stock have been authorized for issuance under the Stock Option Plan. The Stock Option Plan provides for the granting to employees, including directors who are employees, of incentive stock options and nonstatutory stock options. As of the date of this Prospectus, no options have been granted under the Stock Option Plan.

     The Stock Option Plan is administered by the Board of Directors, unless the Board of Directors delegates administration to a committee of disinterested directors. No vesting schedule is required under the Stock Option Plan, provided that each option shall vest and become exercisable at the rate of not less than 20% per year over five years from the date such option is granted. The maximum term of a stock option under the Stock Option Plan is ten years, but if the optionee at the time of grant holds more than 10% of the voting power of the Company's outstanding capital stock, then the maximum term of an incentive stock option is five years. The exercise price of incentive stock options granted under the Stock Option Plan must be at least equal to 100% (or 110% with respect to holders of more than 10% of the voting power of the Company's outstanding capital stock) of the fair market value of the Common Stock subject to the option on the date of grant. The exercise price of non-qualified stock options granted under the Stock Option Plan is determined by the Board of Directors but must not be less than 85% of the fair market value of the Common Stock subject to the option on the date of grant. Options granted under the Stock Option Plan are generally non-transferable. The exercise price may be paid in cash, check, promissory note or any other form of consideration if authorized by the Board of Directors in connection with the grant of an option.

     Each outstanding option shall become fully exercisable, unless such options are assumed, in connection with a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or as a result of which the outstanding shares of the Company's Common Stock are exchanged for or converted into cash or property or securities not of the Company.

     Options generally terminate thirty days after termination of the optionee's employment unless such termination is caused by the permanent disability or death of the optionee. The Stock Option Plan may be amended at any time by the Board of Directors, although certain amendments would require stockholder approval. The Stock Option Plan will terminate in September, 2006, unless earlier terminated by the Board of Directors.

1996 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1996 Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN") was adopted by the board of directors in September, 1996 and was approved by the shareholders in September, 1996. A total of 150,000 shares of Common Stock have been authorized for issuance under the Stock Purchase Plan. No shares have been issued under the Stock Purchase Plan. The Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "CODE"), will be administered by the Board of Directors of the Company or by a committee appointed by the Board of Directors. Under the Stock Purchase Plan, the Company will withhold a specified percentage (not to exceed 15%) of each salary payment to participating employees over certain offering periods. Any employee who is currently employed for at least 20 hours per week and for at least five consecutive months in a calendar year, either by the Company or by a majority-owned subsidiary of the Company, will be eligible to participate in the Stock Purchase Plan. Unless the Board of Directors or its committee determines otherwise, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. Unless the Board of Directors or its committee determines otherwise, the first offering period and the first purchase period will commence on the date of this Prospectus. New 24-month offering periods will commence every six months thereafter. In the event of a change in control of the Company, including a merger or sale of substantially all of the Company's assets, each option under the Stock Purchase Plan may be assumed by any successor corporation, or the offering periods then in progress may be shortened and all options automatically exercised. The price at which Common Stock will be purchased under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first trading day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. The maximum number of shares that a participant may purchase on the last day of any offering period is determined by dividing the payroll deductions accumulated during the offering period by the purchase price. However, no person may purchase shares under the Stock Purchase Plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of the Company or of any of its subsidiaries, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would accrue at a rate that exceeds $25,000 worth of stock for any calendar year. The Stock Purchase Plan will terminate in September, 2006.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation limit the personal liability of directors to the fullest extent permitted by Nevada law. Nevada law provides that directors or officers of a corporation will not be personally liable for damages for breach of their fiduciary duties as directors or officers, except liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) unlawful payments of dividends. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the Company's Articles of Incorporation provide that the Company shall to the fullest extent permitted by Nevada law, indemnify any and all persons whom it shall have the power to indemnify under Nevada law from and against any and all expenses, liabilities or other matters referred to or covered by Nevada law. This indemnification is in addition to any other rights of indemnification to which such persons may be entitled under the Company's by-laws, any agreement or vote of shareholders or disinterested directors.

     The Company's By-laws provide that the Company shall indemnify its directors, and officers, employees and other agents for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in connection with any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director, officer, employee or agent of the Company or any other company or enterprise to which such person provides services at the request of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The Company's By-laws also permit it to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-laws would permit indemnification.

     At present there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification. The Company believes that the indemnification provisions in its Article of Incorporation and By-laws are necessary to attract and retain qualified persons as directors and officers. The Company does not have any separate indemnification agreements with its directors or officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the initial purchase of the Company from Dean Foods in 1982, the Company borrowed money at an interest rate of 10% per annum from certain officers, directors and Company shareholders, evidenced by ten year unsecured promissory notes entered into in March, 1982 (the "ORIGINAL NOTES") in the following original principal amounts: (i) Stephen D. Rubin -- $98,591; (ii) Clark L. Feldman -- $49,483; (iii) Sam Gorenstein -- $20,894; (iv) David Gorenstein -- $20,894; (v) James Rubin -- $24,741; (vi) Edward Levine -- $9,897; and (vii) Sachnoff Weaver & Rubenstein, Ltd. -- $11,842. The principal amounts of all Original Notes remain outstanding except for the Original Note to Sachnoff Weaver & Rubenstein, Ltd. which has been repaid. The scheduled maturity of the Original Notes was extended for five years to February, 1997 by a resolution of the Board of Directors in February, 1992 and was extended an additional three years to February, 2000 by a resolution of the Board of Directors in September, 1996. The Company borrowed additional amounts at an interest rate of 8% per annum, evidenced by promissory notes dated February 1, 1993 (the "1993 NOTES") in the following original principal amounts: (i) Stephen
D. Rubin -- $52,500; (ii) Clark L. Feldman -- $26,250; (iii) Sam Gorenstein -- $11,037; (iv) David Gorenstein -- $11,037; (v) Edward Levine -- $5,225; and (vi) Jeffrey C. Rubenstein -- $3,750; (vii) Arnold Pagniucci -- $460; and (viii) Philip Wong -- $200. The principal amounts of the 1993 Notes remain outstanding except the 1993 Notes to Mr. Pagniucci and Mr. Wong which have been repaid and the 1993 Note to Mr. Feldman which was partially repaid and has a remaining balance of $7,105. The scheduled maturity of the 1993 Notes is December 31, 1998. Interest on the Original Notes and the 1993 Notes is currently being paid by the Company. The Bank Agreement required those officers, directors and shareholders owning the 1993 Notes (the "1993 NOTEHOLDERS") to enter into Subordination Agreements dated March 20, 1995 (the "SUBORDINATION AGREEMENTS") subordinating the 1993 Notes to any amounts which the Company owes to ANB under the Bank Agreement. The Subordination Agreements allow the Company to pay the 1993 Noteholders currently accruing interest as long as the Company is not in default under the Bank Agreement. The 1993 Noteholders also have a security interest in Company property, pursuant to a Security Agreement dated March 20, 1995 provided, however, that the security interest of the 1993 Noteholders is subordinated to the security interest of ANB.

     Certain shareholders, officers and directors also participated in the loan from ANB to the Company pursuant to the Bank Agreement. Each participant is entitled to the same rate of interest to which ANB is entitled, 5/8% over ANB's prime rate. Subordinated Participation Agreements dated July 10, 1995 (the "PARTICIPATION AGREEMENTS") were entered into by with these officers, directors and shareholders in the following amounts: (i) Stephen D. Rubin -- $125,430;
(ii) Clark L. Feldman -- $62,700; (iii) Jeffrey Rubenstein -- $15,000; (iv) Edward Levine -- $12,539; and (v) James Rubin -- $31,356. The Participation Agreements document each participant's purchase of a subordinated participation in the loan in those amounts. The interest payments due each participant are subordinate to the rights of ANB, and upon default or certain other events, the participants will receive their payment of principal after all payments have first been made to ANB. Upon 30 days' written notice, ANB may repurchase any or all of these loan participant's outstanding principal balance in the ANB loan for a purchase price equal to the outstanding principle balance plus accrued interest less expenses. The participants are currently being paid interest pursuant to the Participation Agreements by ANB. In addition, the Company has determined that each participant is entitled to an additional interest payment of 6% per annum on the amounts subject to the Participation Agreements. The Company is not currently paying this interest but is reflecting it as accrued interest. The Participation Agreements terminate on the maturity date of the Bank Agreement.

     The Bank Agreement also required full payment of the balance due on two equipment leases, pursuant to which the Company leased certain equipment from the Rubin Feldman Equipment Leasing Partnership, wholly owned by Stephen Rubin and Clark Feldman. The lease agreements leased the equipment without warranties and retained ownership of the equipment with the partnership. The first lease was for five years with 60 monthly payments of $3,003. The second lease was for three years with 36 monthly payments of $1,930. The remaining balances on these leases of $42,700 and $34,500 were repaid on March 20, 1995.

     On February 26, 1990, David Gorenstein, Sam Gorenstein, Sid Gorenstein and J.B.F. Enterprises (the "GORENSTEINS") entered into a Settlement Agreement and General Release (the "SETTLEMENT AGREEMENT") with the Company, Stephen Rubin, Clark Feldman, Jeffrey Rubenstein, Neal Jansen, Michael Horn and V-F Acquisition, Inc. ("V-F ACQUISITION"). The Settlement Agreement released various complaints and actions brought by the Gorensteins against the Company and the other named parties and other claims that the Gorensteins and the

Company may have against one another through the date of the settlement. The Settlement Agreement also required that Mr. Rubin, Mr. Feldman and V-F Acquisition enter into a voting agreement with Sam Gorenstein and J.B.F. Enterprises (the "VOTING AGREEMENT") that required each party to vote their shares of Common Stock for the election of Sam Gorenstein, Stephen D. Rubin and Clark L. Feldman as directors of the Company. The Voting Agreement terminates on the date the first registration statement filed in connection with an underwritten public offering of Common Stock is declared effective by the Securities and Exchange Commission (the "COMMISSION"). The Settlement Agreement also contains limits on the maximum compensation including bonuses and amounts paid to family members that can be paid to Mr. Rubin and Mr. Feldman. The maximum compensation allowable for the fiscal year ending August 31, 1990 was $215,000 and increases each year by an amount tied to the Consumer Price Index or five percent, whichever is greater. In 1996, the maximum compensation limit was approximately $288,000. If salaries are paid in excess of that amount, then pro-rata dividends must be paid to the shareholders of the Company. In addition, Consulting Agreements, required by the Settlement Agreement, provided for payments of consulting fees to Sam and David Gorenstein in the annual amount of $12,500 through February, 1995, with fees paid quarterly. The Settlement Agreement also provides that the Company will not attempt to force the Gorensteins to relinquish ownership through any type of "freeze out" transaction, except under defined circumstances.

     On September 20, 1996, the Company, Stephen Rubin, Clark Feldman, the Gorensteins and certain other parties entered into an agreement (the "GORENSTEIN AGREEMENT") pursuant to which, among other things, Mr. Rubin, Mr. Feldman, Mr. Rubenstein and Mr. James Rubin agree to vote their shares of Common Stock for the election of Sam Gorenstein as a director of the Company for a period of three years from the date of this Prospectus. The Gorenstein Agreement also provides that the Company will grant certain "piggyback" registration rights to the Gorensteins effective on the date of the closing of this offering. In addition, the Gorenstein Agreement provides that the Settlement Agreement will be terminated on the date of the closing of this offering.

     It is the policy of the Company that all future transactions, including loans, between the Company and its executive officers, employees, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby,
(i) each person or entity who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each executive officer of the Company, (iii) each director of the Company and nominee for director, and (iv) all directors, nominees and executive officers of the Company as a group.

                                                                   SHARES BENEFICIALLY
                                                                      OWNED PRIOR TO           SHARES BENEFICIALLY
                                                                         OFFERING             OWNED AFTER OFFERING
                  NAME OF BENEFICIAL OWNER(1)                     NUMBER(2)      PERCENT      NUMBER(2)     PERCENT
Stephen D. Rubin...............................................   1,245,202        42.2%      1,245,202       33.7%
Clark L. Feldman...............................................     622,303        21.1         622,303       16.8
Sam Gorenstein(3)..............................................      23,924        *             23,924       *
J.B.F. Enterprises(4)..........................................     477,783        16.2         477,783       12.9
James Rubin(5).................................................     282,870         9.6         282,870        7.6
Jeffrey C. Rubenstein(6).......................................      96,239         3.3          96,239        2.6
Michael Horn(7)................................................          --        *                 --       *
Neal Jansen(8).................................................          --        *                 --       *
Steven A. Rothstein(9).........................................          --        *                 --       *
All directors, nominees and executive officers as a
  group (7 persons)(10)........................................   2,465,451        83.6%      2,465,451       66.6%

  * Less than 1% of the outstanding shares of Common Stock

 (1) The address of each of the executive officers and directors, unless noted otherwise in the footnotes, is c/o Vita Food Products, Inc., 2222 West Lake Street, Chicago, Illinois 60612.

 (2) Includes, when applicable, shares owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control, or power of disposition.

 (3) Does not include 477,783 shares of Common Stock held by J.B.F. Enterprises, an Illinois general partnership ("J.B.F."), which are listed as being beneficially owned by J.B.F. Mr. Sam Gorenstein and his brother, David Gorenstein, are general partners of J.B.F. The address of Mr. Sam Gorenstein is 6770 North Lincoln Avenue, Suite 200, Lincolnwood, Illinois 60046.

 (4) Mr. Sam Gorenstein, a director of the Company, and Mr. David Gorenstein, the brother of Mr. Sam Gorenstein, are partners of J.B.F. The address of J.B.F. is 6770 North Lincoln Avenue, Suite 200, Lincolnwood, Illinois 60046. These shares are not included in the number of shares beneficially owned by Mr. Sam Gorenstein.

 (5) James Rubin is the brother of Stephen D. Rubin. The address of James Rubin is 719 Sycamore Lane, Glencoe, Illinois 60022.

 (6) Mr. Rubenstein's address is 200 North LaSalle Street, Suite 2100, Chicago, Illinois 60601.

 (7) Mr. Horn's address is 835 Potts Avenue, Green Bay, Wisconsin 54303.

 (8) Mr. Jansen's address is 6216 St. Albans Circle, Edina, Minnesota 55439.

 (9) Mr. Rothstein's address is 875 North Michigan Avenue, Suite 1560, Chicago, Illinois 60611.

(10) Includes 477,783 shares of Common Stock beneficially owned by J.B.F. which are also deemed to be beneficially owned by Mr. Sam Gorenstein.

                      DESCRIPTION OF COMPANY'S SECURITIES

     As of October 31, 1996, the authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value. No Shares of Preferred Stock are currently issued and outstanding. As of October 31, 1996 there are 2,950,000 shares of Common Stock issued and outstanding and 18 shareholders of record.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive such dividends, if any, as may be declared from time-to-time by the Board of Directors from funds legally available therefor, subject to the dividend preferences of the Preferred Stock, if any. Each member of the Company's Board of Directors stands for election at each annual meeting of the Company's shareholders. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of any series of Preferred Stock which the Company may issue in the future.

PREFERRED STOCK

     The Board of Directors may, without any further vote or action by the Company's shareholders, authorize the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series, establish the number of shares to be included in each such series, and determine the powers, rights, preferences, and limitations of any such series. The issuance of Preferred Stock could adversely affect, among other things, the rights of existing shareholders or could delay or prevent a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock and satisfaction of any dividend preferences as outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on Common Stock. Holders of Preferred Stock would be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change in control of the Company and could make the removal of the present management of the Company more difficult. The Company has no current plans to issue any Preferred Stock.

WARRANTS


  REPRESENTATIVES' WARRANTS



     In connection with this offering, the Company has authorized the issuance of up to 75,000 Representatives' Warrants and has reserved an equivalent number of shares of Common Stock and Warrants for issuance upon exercise of the Representatives' Warrants and 75,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Representatives' Warrants. Each Representatives' Warrant will entitle the holder to acquire one share of Common
Stock at an exercise price of $   [165% of the initial public offering price]
per share, and/or a Warrant, at an exercise price of $   , [165% of the initial
public offering price] per warrant, to acquire one share of Common Stock at an
exercise price equal to $   [160% of the initial public offering price] per
share. The other terms of the Representatives' Warrants are substantially similar to the Warrants, except that the Representatives' Warrants (and the Warrants included therein) will not be publicly tradeable and will not be redeemable by the Company. The Representatives' Warrants will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus.


  REDEEMABLE WARRANTS

     The following is a brief summary of certain provisions of the Warrants. Reference is made to the actual text of the Warrant Agreement between the Company and American Stock Transfer & Trust Company (the "WARRANT AGENT"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, for a more complete description of the Warrants. See "Additional Information." Until the completion of this offering, the shares of Common Stock and the Warrants offered hereby may only be purchased together on the basis of one share of Common Stock and one Warrant, but will trade separately immediately after the offering.

     EXERCISE PRICE AND TERMS. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of
$   [160% of the initial public offering price] per share at any time during the period commencing one year from the date of this Prospectus and terminating five years from the date of the Prospectus, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon exercise of the Warrants.

     The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     ADJUSTMENTS. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company, in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might have been purchased upon the exercise of the Warrant.

     REDEMPTION PROVISIONS. Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption at $0.01 per Warrant on 30 days' prior written notice to the Warrantholders if the average closing bid
price of the Common Stock as reported on the CHX equals or exceeds $   [200% of
the initial public offering price] per share of Common Stock (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of the Common Stock), for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     WARRANTHOLDER NOT A SHAREHOLDER. The Warrants do not confer upon holders any voting, dividend or other rights as shareholders of the Company.


     MODIFICATION OF WARRANTS. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders and the Representatives. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders. No other modifications may be made to the Warrants without the consent of two-thirds of the warrantholders.



     A significant amount of the Securities offered hereby may be sold to customers of the Representatives. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Representatives. Although they have no obligation to do so, the Representatives currently intend to make a market in the Company's Securities and may otherwise effect transactions in such Securities. If one or both of the Representatives participate in the market, the Representatives may exert a dominating influence on the market, if one develops, for the Securities described in the Prospectus. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representatives' participation in such market. See "Underwriting."


     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

     Until the completion of this offering, the shares of Common Stock and the Warrants offered hereby may only be purchased together on the basis of one share of Common Stock and one Warrant, but will trade separately immediately after the offering. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

TRANSFER AGENT

     The transfer agent for the Common Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Until the completion of this offering, the shares of Common Stock and the Warrants offered hereby may only be purchased together on the basis of one share of Common Stock and one Warrant, but will trade separately immediately after the offering. Prior to this Offering, there has been no market for the Common Stock or Warrants of the Company. Future sales of substantial amounts of Common Stock or Warrants in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock or Warrants of the Company in the public market after various restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon the completion of this offering, the Company will have 3,700,000 shares of Common Stock and 750,000 Warrants outstanding. See "Description of Company's Securities." The 750,000 shares of Common Stock which are sold in this offering (plus any shares sold as a result of any exercise of the Representatives' over-allotment option) by the Company and, subject to certain conditions commencing one year after the date of this Prospectus, up to 750,000 shares of Common Stock issuable upon exercise of the Warrants (plus any shares issuable upon exercise of the Warrants sold as a result of any exercise of the Representatives' over-allotment option), and, commencing approximately one year after the date of this Prospectus, up to 75,000 shares of Common Stock that are issuable upon exercise of the Representatives' Warrants, and up to 75,000 shares of Common Stock that are issuable upon exercise of the Warrants underlying the Representatives' Warrants, will, subject to any applicable state law restrictions on secondary trading, be freely tradeable without restriction under the Securities Act, except that any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act) will be subject to the resale limitations of Rule 144.


     The remaining 2,950,000 shares of Common Stock outstanding upon completion of this offering are "restricted securities" as that term is defined in Rule
144. As described below, Rule 144 permits resales of restricted securities subject to certain restrictions. On the date of this Prospectus, approximately 177,755 shares will be eligible for immediate sale without restriction pursuant to Rule 144(k) and an additional 2,772,245 shares will be eligible for immediate sale under Rule 144, subject to compliance with the provisions of Rule 144; 2,896,684 of such shares will, however, be subject to the Lock-up Agreements. After 13 months from the date of this Prospectus, these shares will be eligible for sale in the public market, subject, in certain cases, to compliance with Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least two years (including the holding period of any immediate prior owner, except an affiliate), shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company (in a transaction or chain of transactions not involving a public offering) is entitled to sell in "broker's transactions" or to market makers, within any three month period commencing 90 days after the date of this Prospectus, a number of shares of Common Stock which does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 37,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during a 90-day period preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any immediate prior owner, except an affiliate), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     The Commission has recently proposed regulations reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.


     The Company and its shareholders, who beneficially own more than 1% of the outstanding shares of Common Stock as of the date of this Prospectus, have agreed that for a period of 13 months after the date of this Prospectus, they will not offer, sell, grant any option for the sale or otherwise dispose of any Securities of the Company (other than intra-family transfers or transfers to trusts for estate planning purposes), without the prior written consent of National Securities Corporation, which consent may be given without prior public notice.


     The Company has not yet issued options to purchase shares of Common Stock under the 1996 Stock Option Plans. However, 400,000 shares of Common Stock are reserved for issuance under the 1996 Stock Option Plans and 150,000 shares are reserved for issuance under the Stock Purchase Plan. See
"Management -- Executive Compensation" and " -- Compensation of Directors." The Company intends, immediately after the sale of the Securities offered hereby, to register a total of 400,000 shares of Common Stock reserved for issuance under the 1996 Stock Option Plans and may register 150,000 shares of Common Stock reserved for issuance under the Stock Purchase Plan.

                                  UNDERWRITING


     The Underwriters named below, for whom National Securities Corporation and Access Financial Group, Inc. are acting as representatives (the "REPRESENTATIVES"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement), to purchase from the Company the respective number of shares of Common Stock and Warrants set forth opposite their names in the table below. Until the completion of this offering, the shares of Common Stock and the Warrants offered hereby may only be purchased together on the basis of one share of Common Stock and one Warrant, but will trade separately immediately after the offering. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters shall be obligated to purchase all of the shares of Common Stock and Warrants offered hereby (other than the shares of Common Stock and Warrants covered by the over-allotment option described below) if any are purchased.



                                                                                      NUMBER OF           NUMBER OF
NAME                                                                            SHARES OF COMMON STOCK    WARRANTS
National Securities Corporation..............................................
Access Financial Group, Inc..................................................
Total........................................................................

     The Company has been advised by the Representatives that the Underwriters propose to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $     per share of Common Stock
and $     per Warrant. The Underwriters may allow and such dealers may reallow a
concession not in excess of $     per share of Common Stock and $     per
Warrant to certain other dealers. After the initial public offering of the Securities, the public offering price and such concessions may be changed. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.


     The offering of the Common Stock and Warrants are made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the Securities.

     The Company has granted an option to the Underwriters, exercisable during the 45 day period after the date of this Prospectus, to purchase up to an aggregate of 112,500 additional shares of Common Stock and/or 112,500 Warrants at the prices to public set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise such option only for the purpose of covering over-allotments made in connection with the sale of the Securities offered hereby. To the extent that the Underwriters exercise such option, each Underwriter may be committed, subject to certain conditions, to purchase a number of additional Securities proportionate to such Underwriter's initial commitment pursuant to the Underwriting Agreement.


     The Company has agreed that if it elects to redeem the Warrants at any time commencing one year after the date of this Prospectus, it will retain the Representatives as the Company's solicitation agents (each a "WARRANT SOLICITATION AGENT"). The Company has agreed to pay each Warrant Solicitation Agent for its services a solicitation fee equal to 3% of the total amount paid by the holders of the Warrants whom the Warrant Solicitation Agent solicited to the Company to exercise the Warrants. The exercise will be presumed to be unsolicited unless the customer states in writing that the transaction was solicitation and designates in writing the broker-dealer to receive compensation for the exercise. The fee is not payable for the exercise of any Warrant held by the Warrant Solicitation Agent in a discretionary account at the time of exercise, unless the Warrant Solicitation Agent receives from the customer prior specific written approval for such exercise. As a condition to receipt of a solicitation fee, the warrantholder must acknowledge in writing that the exercise of the Warrant was solicited by the Warrant Solicitation Agent.


     The Company has agreed to indemnify the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act. The Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


     The Company has agreed to pay the Representatives a non-accountable expense allowance of 3% of the gross proceeds from the sale of the Common Stock and the Warrants offered hereby (including any Common Stock or Warrants purchased
pursuant to the Underwriter's over-allotment option), of which $       has been
paid to date. The Representatives' expenses in excess of the non-accountable expense allowance, including their legal expenses, will be borne by the Representatives.



     In connection with this Offering, the Company has agreed to sell to the Representatives, for nominal consideration, warrants to purchase from the Company up to 75,000 shares of Common Stock and/or 75,000 Warrants (the "REPRESENTATIVES' WARRANTS"). The Representatives' Warrants are initially
exercisable at a price of $   [165% of the initial public offering price] per
share of Common Stock and $   [165% of the initial public offering price] per
Warrant for a period of four years, commencing one year from the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for one year from the date of this Prospectus, except to officers of the Representatives. The Representatives' Warrants provide for adjustment in the number of shares of Common Stock and Warrants issuable upon the exercise thereof and in the exercise price of the Representatives' Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representatives' Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.


     Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Consequently, the initial public offering price of the Securities and the exercise price and terms of the Warrants have been determined arbitrarily by negotiations between the Company and the Representatives. Factors considered in such negotiations, in addition to prevailing market conditions, included the history and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors deemed relevant. Therefore, the public offering price of the Securities and the exercise price and terms of the Warrants do not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Securities. See "Underwriting."



     The Company and its shareholders, who beneficially own more than 1% of the outstanding shares of Common Stock as of the date of this Prospectus, have agreed that for a period of 13 months after the date of this Prospectus, they will not offer, sell, grant any option for the sale or otherwise dispose of any securities of the Company (other than intra-family transfers or transfers to trusts for estate planning purposes), without the prior written consent of National Securities Corporation, which consent may be given without prior public notice. An appropriate legend shall be marked on the face of certificates representing all such securities.



     The Company has agreed that, for three years after the date of this Prospectus, it will use its best efforts to cause one individual designated by the Representatives, if any, to be elected to the Company's Board of Directors. Such individual may be a director, officer, employee or affiliate of the Representatives. It is anticipated that Steven A. Rothstein, Chairman of the Board of National Securities Corporation, will be designated by the Representatives. See "Management -- Directors and Executive Officers." In the event the Representatives elect not to designate a person to serve on the Company's Board of Directors, the Representatives may designate a person to attend meetings of the Board of Directors. Such a designee would be reimbursed by the Company for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors, which reimbursement shall not exceed reimbursements paid to non-employee directors.



     Mr. Rubin and Mr. Feldman have granted National Securities Corporation an irrevocable preferential right for a period of three years to purchase for its account or to sell for the account of either Mr. Rubin or Mr. Feldman any Securities of the Company which either Mr. Rubin or Mr. Feldman may seek to sell in the open market (other than transfers pursuant to gifts, transfers to relatives or family members, or trusts for the benefits of such relatives or family members, provided that the transferee agrees to grant National Securities Corporation the same preferential rights).



     National Securities Corporation intends, though is not obligated, to make a market in the Common Stock and Warrants of the Company upon completion of this offering. The Company has applied to have the Common Stock and Warrants listed on the Chicago Stock Exchange under the proposed symbols "VHG" and "VHGW," respectively.



     The foregoing sets forth the material terms and conditions of the Underwriting Agreement, but does not purport to be a complete statement of the terms and conditions thereof, copies of which are on file at the offices of the Representatives, the Company and the principal office of the Securities and Exchange Commission, Washington, D.C. See "Additional Information."


                                 LEGAL MATTERS

     The validity of the Common Stock and the Warrants offered hereby will be passed upon for the Company by Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., Chicago, Illinois. Jeffrey C. Rubenstein, a principal of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., beneficially owns 96,239 shares of Common Stock of the Company and is also a director of the Company. See "Management" and "Principal Shareholders." Certain legal matters will be passed upon for the Underwriters by Sugar, Friedberg & Felsenthal, Chicago, Illinois.

                                    EXPERTS

     The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Midwest Regional Office of the Securities and Exchange Commission in Chicago, Illinois, a Registration Statement on Form SB-2 (together with all amendments thereto, the "REGISTRATION STATEMENT"), under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees.

     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent certified public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                            VITA FOOD PRODUCTS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
Report of Independent Certified Public Accountants.........................................................    F-2
Balance Sheets at December 31, 1995 and at September 30, 1996 (Unaudited)..................................    F-3
Statements of Operations for the Years Ended December 31, 1994 and 1995 and for the Nine Months Ended
  September 30, 1995 (Unaudited) and 1996 (Unaudited)......................................................    F-4
Statements of Shareholders' Deficit for the Years Ended December 31, 1994 and 1995 and for the Nine Months
  Ended September 30, 1996 (Unaudited).....................................................................    F-5
Statements of Cash Flows for the Years Ended December 31, 1994 and 1995 and for the Nine Months Ended
  September 30, 1995 (Unaudited) and 1996 (Unaudited)......................................................    F-6
Notes to Financial Statements..............................................................................    F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS
VITA FOOD PRODUCTS, INC.

     We have audited the accompanying balance sheet of Vita Food Products, Inc. as of December 31, 1995, and the related statements of operations, shareholders' deficit and cash flows for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vita Food Products, Inc. at December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                                                BDO SEIDMAN, LLP

Chicago, Illinois
July 25, 1996, except for
  Note 9 as to which the date
  is September 20, 1996 and
  Note 3(a) as to which the date
  is November 8, 1996

                            VITA FOOD PRODUCTS, INC.

                                 BALANCE SHEETS

                                                                                        DECEMBER      SEPTEMBER 30,
                                                                                        31, 1995          1996
                                                                                                       (UNAUDITED)
Assets (Note 3)
CURRENT ASSETS
  Cash..............................................................................   $    45,294     $    92,327
  Accounts receivable -- trade, net of allowance for doubtful accounts of $10,000 in
     1995 and 1996..................................................................     3,798,647       2,186,429
  Inventories
     Raw materials and supplies.....................................................     3,166,514       2,456,975
     Work in process................................................................       150,194         184,864
     Finished goods.................................................................     1,158,146       1,992,338
  Prepaid expenses and other current assets.........................................       128,963         183,571
  Deferred income taxes (Note 4)....................................................            --         300,000
TOTAL CURRENT ASSETS................................................................     8,447,758       7,396,504
PROPERTY, PLANT AND EQUIPMENT
  Building and improvements.........................................................     1,354,941       1,366,978
  Machinery and office equipment....................................................     3,552,463       3,877,502
                                                                                         4,907,404       5,244,480
  Less accumulated depreciation and amortization....................................     3,045,221       3,273,321
                                                                                         1,862,183       1,971,159
  Land..............................................................................        35,000          35,000
NET PROPERTY, PLANT AND EQUIPMENT...................................................     1,897,183       2,006,159
OTHER ASSETS (including deferred public offering costs of $163,888 at September 30,
  1996).............................................................................        70,054         236,450
                                                                                       $10,414,995     $ 9,639,113
Liabilities and Shareholders' Deficit
CURRENT LIABILITIES
  Current maturities of long-term obligations (Note 3)..............................   $   127,920     $   304,000
  Accounts payable..................................................................     3,936,859       2,661,080
  Accrued expenses (Notes 2 and 6)..................................................     1,081,331       1,532,244
TOTAL CURRENT LIABILITIES...........................................................     5,146,110       4,497,324
LONG-TERM OBLIGATIONS, less current maturities (Note 3).............................     5,500,704       5,401,605
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
SHAREHOLDERS' DEFICIT (Note 9)
  Preferred stock, $.01 par value, authorized 1,000,000 shares; none issued.........            --              --
  Common stock, $.01 par value; authorized 10,000,000 shares; issued and outstanding
     2,950,000 shares...............................................................        29,500          29,500
  Additional paid-in capital........................................................       196,000         196,000
  Accumulated deficit...............................................................      (457,319)       (485,316)
TOTAL SHAREHOLDERS' DEFICIT.........................................................      (231,819)       (259,816)
                                                                                       $10,414,995     $ 9,639,113

                See accompanying notes to financial statements.

                            VITA FOOD PRODUCTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                         NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                          1994           1995           1995           1996
                                                                                     (UNAUDITED)    (UNAUDITED)
Net Sales (Note 8)..................................   $17,792,945    $21,410,077    $13,045,122    $13,969,253
Cost of Goods Sold..................................    12,734,471     15,013,763      9,364,192      9,953,104
Gross margin........................................     5,058,474      6,396,314      3,680,930      4,016,149
Selling, Marketing and Administrative Expenses
  Selling and marketing.............................     2,963,142      3,879,272      2,508,419      2,882,687
  Administrative....................................     1,447,295      1,518,079      1,200,651      1,153,172
                                                         4,410,437      5,397,351      3,709,070      4,035,859
Operating profit (loss).............................       648,037        998,963        (28,140)       (19,710)
Other (Income) Expense
  Other income......................................            --             --             --        (83,333)
  Lawsuit settlement (Note 6).......................            --        355,527        355,527             --
  Interest..........................................       376,250        512,645        370,978        391,620
                                                           376,250        868,172        726,505        308,287
Income (loss) before income taxes (benefit).........       271,787        130,791       (754,645)      (327,997)
Income Taxes (Benefit) (Note 4).....................            --             --             --       (300,000)
Net Income (Loss)...................................   $   271,787    $   130,791    $  (754,645)   $   (27,997)
Net Income (Loss) Per Common Share..................   $       .09    $       .04    $      (.26)   $      (.01)
Weighted Average Common Shares Outstanding..........     2,950,000      2,950,000      2,950,000      2,950,000

                See accompanying notes to financial statements.

                            VITA FOOD PRODUCTS, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                                             ADDITIONAL
                                                         COMMON STOCK        PAID-IN     ACCUMULATED
                                                      SHARES      AMOUNT     CAPITAL       DEFICIT        TOTAL
Balance, at January 1, 1994 (Note 9)..............   2,950,000    $29,500    $196,000     $(859,897)    $(634,397)
Net income, 1994..................................          --         --          --       271,787       271,787
Balance, at December 31, 1994.....................   2,950,000     29,500     196,000      (588,110)     (362,610)
Net income, 1995..................................          --         --          --       130,791       130,791
Balance, at December 31, 1995.....................   2,950,000     29,500     196,000      (457,319)     (231,819)
Net loss, nine months ended September 30, 1996
  (unaudited).....................................          --         --          --       (27,997)      (27,997)
Balance, at September 30, 1996 (unaudited)........   2,950,000    $29,500    $196,000     $(485,316)    $(259,816)

                See accompanying notes to financial statements.

                            VITA FOOD PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED                NINE MONTHS ENDED
                                                                     DECEMBER 31,                 SEPTEMBER 30,
                                                                 1994           1995           1995           1996
                                                                                            (UNAUDITED)    (UNAUDITED)
Cash Flows From Operating Activities
  Net income (loss)........................................   $   271,787    $   130,791    $  (754,645)   $   (27,997)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
    Depreciation and amortization..........................       198,963        268,843        156,030        228,104
    Deferred income taxes..................................            --             --             --       (300,000)
    Changes in assets and liabilities, net of effects of
      product line acquisition
      (Increase) decrease in accounts receivable...........      (515,875)      (504,025)     1,044,770      1,612,218
      Decrease in note receivable..........................         5,000             --             --             --
      Increase in inventories..............................      (442,405)      (907,408)      (411,229)      (159,323)
      Decrease (increase) in prepaid expenses and other
         current assets....................................        74,274        (19,729)       (84,113)       (54,608)
      Increase (decrease) in accounts payable..............       643,612      1,142,537        149,844     (1,275,779)
      Increase in accrued expenses.........................       243,659        231,137        444,067        450,913
      Decrease in income taxes payable.....................       (20,000)            --             --             --
Net cash provided by operating activities..................       459,015        342,146        544,724        473,528
Cash Flows From Investing Activities
  Increase in other assets.................................       (51,295)       (29,432)       (11,756)        (2,508)
  Acquisition of a product line............................            --       (725,915)      (725,915)            --
  Capital expenditures.....................................      (410,556)      (446,109)      (321,462)      (337,080)
Net cash used in investing activities......................      (461,851)    (1,201,456)    (1,059,133)      (339,588)
Cash Flows From Financing Activities
  Deferred public offering costs...........................            --             --             --       (163,888)
  Borrowings under notes payable - bank....................     2,034,000      2,496,000      1,582,000      1,431,000
  Payments under notes payable - bank......................    (1,394,191)    (1,237,398)    (1,002,773)    (2,260,986)
  Advances repaid to shareholders/officers.................          (660)            --             --             --
  Long-term obligation proceeds............................            --             --             --      1,125,556
  Payments of long-term obligations........................      (273,465)      (647,894)      (240,375)      (212,400)
  Payments of capital lease obligations....................       (55,010)      (103,750)      (115,541)        (6,189)
Net cash provided by (used in) financing
  activities...............................................       310,674        506,958        223,311        (86,907)
Net Increase (Decrease) in Cash............................       307,838       (352,352)      (291,098)        47,033
Cash, at beginning of period...............................        89,808        397,646        397,646         45,294
Cash, at end of period.....................................   $   397,646    $    45,294    $   106,548    $    92,327
Supplemental Disclosure of Cash Flow Information
  Cash paid for interest...................................   $   376,144    $   459,467    $   297,950    $   361,428
  Income taxes paid (refunded).............................        20,000         (7,451)            --             --

Supplemental Schedule of Noncash
  Investing and Financing Activities

     In March, 1995, the Company purchased the herring production line of Lyon Food Products, Inc. ("Lyon") and secured licensing rights from Lyon to the ELF brand name, a recognized regional herring brand (the "Lyon Product Line Acquisition"). In conjunction with the Lyon Product Line Acquisition, liabilities were assumed as follows:

Fair value of assets acquired.................................................   $ 844,842
Cash paid.....................................................................     725,915
Liabilities assumed...........................................................   $ 118,927

     Capital lease obligations of $57,400 and $26,977 were incurred when the Company entered into leases for equipment in 1994 and 1995, respectively.

                See accompanying notes to financial statements.

                            VITA FOOD PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 1. -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies utilized in the preparation of the accompanying financial statements follows.

  INDUSTRY

     The Company processes and sells various herring, and cured and smoked salmon products. In addition, the Company sells other complementary specialty food products.

  INTERIM FINANCIAL STATEMENTS

     The financial information as of September 30, 1996 and with respect to the nine months ended September 30, 1996 and 1995 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. The information is not necessarily indicative of the results of operations to be expected for the fiscal year end.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company primarily provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses, if necessary.

  MERCHANDISE RETURNS

     In accordance with industry practices, inventory is sold to customers with the right to return if the merchandise is not sold prior to the expiration of its shelf life. Sales are reduced by a provision for estimated future returns.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Costs are determined by the first-in, first-out ("FIFO") method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation and amortization are being provided, on accelerated and straight-line methods, over the estimated useful lives of the assets. Leasehold improvements are being amortized on a straight-line basis over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Repair and maintenance items are expensed as incurred.

  DEFERRED PUBLIC OFFERING COSTS

     Fees, costs and expenses related to the proposed public offering are capitalized and will be charged against the proceeds therefrom. If the proposed offering is not consummated, the deferred costs will be charged to expense.

  ESTIMATES

     The accompanying financial statements include estimated amounts and disclosures based on management's assumptions about future events. Actual results may differ from those estimates.

                            VITA FOOD PRODUCTS, INC.

  ADVERTISING

     Advertising costs are expensed as incurred and included in "selling and marketing expenses". Advertising expenses amounted to approximately $330,000 in 1994, $425,000 in 1995 and $291,000 and $507,000 for the nine months ended
September 30, 1995 and 1996, respectively.

  INCOME TAXES

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis and financial reporting basis of certain assets and liabilities based upon currently enacted tax rates expected to be in effect when such amounts are realized or settled.

  NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is computed based on the weighted average number of common shares and common share equivalents outstanding, after giving effect to the increase in the number of outstanding shares of common stock of the Company as described in Note 9.

NOTE 2. -- ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1995            1996
Spoilage and merchandise return accrual.............................................    $  464,674      $   570,593
Metropolitan Water Reclamation
  District user charges.............................................................       285,000          486,000
Accrued interest....................................................................       121,212          151,404
Accrued salaries and bonuses........................................................       130,640          150,257
Other...............................................................................        79,805          173,990
                                                                                        $1,081,331      $ 1,532,244

NOTE 3. -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1995            1996
Revolving loan facility due in April, 1998. Interest at prime (8.5% and 8.25% at
  December 31, 1995 and September 30, 1996, respectively) plus 5/8% (a)(b)..........    $4,830,379      $ 4,000,393
Term loan facility payable in monthly installments of $9,957 in 1995 and $24,787 in
  1996 plus interest at prime plus 5/8% through March, 1998. Final payment of
  principal and interest due in April, 1998 (a)(b)..................................       459,577        1,372,733
10% unsecured and 8% secured subordinated notes payable to the shareholders of the
  Company. The notes are subordinated to the advances under the loan and security agreement. Interest is payable each November 1, and the principal is payable
  February 1, 2000 and December 31, 1998, respectively..............................       315,154          315,154
Capitalized lease obligations.......................................................        23,514           17,325
                                                                                         5,628,624        5,705,605
Less current maturities.............................................................       127,920          304,000
                                                                                        $5,500,704      $ 5,401,605

                            VITA FOOD PRODUCTS, INC.

     (a) The Company has a loan and security agreement (the "Agreement") with a bank consisting of a revolving loan facility and a term loan facility, with maximum borrowing limits of $5,000,000 and $1,750,000, respectively. All assets of the Company are pledged as collateral for all borrowings under the Agreement. The Agreement provides that the Company must meet certain covenants including a current ratio of at least .75 to 1 and an annual limit for capital expenditures, and provides for restrictions on the payment of dividends. At December 31, 1995 the Company was not in compliance with various covenants and the bank has granted a waiver. In November, 1996 the Company received a commitment from the bank to extend the Agreement through April, 1998.

     (b) Certain shareholders, officers and directors participate in this loan pursuant to the Agreement. Each participant is entitled to the same rate of interest that is paid to the bank. Further, the Company has determined that each participant is entitled to an additional interest payment of 6% per annum on the amounts subject to the participation agreements. Total amounts under the participation agreements are $247,025.

     Scheduled annual maturities of long-term obligations as of December 31, 1995 are as follows:

YEAR                                                                                           AMOUNT
1996....................................................................................   $   127,920
1997....................................................................................       349,355
1998....................................................................................     5,060,695
1999....................................................................................            --
2000....................................................................................        90,654
                                                                                           $ 5,628,624

     The Company incurred interest expense with related parties of $29,700 for the years ended December 31, 1994 and 1995, and $22,300 for the periods ended September 30, 1995 and 1996.

     The carrying value of long-term obligations approximates fair value, because substantially all of the debt has interest rates that fluctuate with the market.

     The Company leases telephone equipment under a capitalized lease agreement. The lease is noncancellable and expires in 1998. The following is a schedule of future minimum payments under the capital lease as of December 31, 1995, together with the present value of net minimum lease payments:

YEAR ENDING DECEMBER 31,                                                                        AMOUNT
1996.......................................................................................   $ 10,284
1997.......................................................................................     10,284
1998.......................................................................................      5,999
Net minimum lease payments.................................................................     26,567
Less amount representing interest..........................................................      3,053
Present value of net minimum lease payments................................................   $ 23,514

     The equipment which is leased under the capitalized lease agreement and classified as machinery and office equipment in the accompanying balance sheets is as follows:

                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1995            1996
Cost................................................................................     $ 26,977         $26,977
Accumulated amortization............................................................        1,927           7,706
                                                                                         $ 25,050         $19,271

                            VITA FOOD PRODUCTS, INC.

NOTE 4. -- INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of existing temporary differences that give rise to significant portions of the net deferred tax assets are as follows:

                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1995            1996
Deferred tax assets
  Allowance for doubtful receivables and product returns............................    $  170,000       $ 194,000
  Uniform inventory capitalization..................................................        30,000          30,000
  Accrued liabilities...............................................................       111,000          82,000
  Net operating loss carryforwards..................................................        80,000         213,000
  Alternative minimum tax credit carryforwards......................................        12,000          12,000
                                                                                           403,000         531,000
Deferred tax liability
  Depreciation......................................................................       (23,000)        (23,000)
                                                                                           380,000         508,000
Less valuation allowance............................................................      (380,000)       (208,000)
Net deferred tax asset..............................................................    $       --       $ 300,000

     At December 31, 1995, the Company has net operating loss carryforwards available to offset future taxable income of approximately $200,000, which expire in various years through 2007. Additionally, the Company has alternative minimum tax credit carryovers of approximately $12,000, which can be used to reduce federal income tax liabilities in future years. These credits carry forward indefinitely. During the years ended December 31, 1994 and 1995, the Company utilized approximately $349,000 and $161,000, respectively, of net operating loss carryforwards. Due to the uncertainty of realizing these net deferred tax assets in the future, the Company has recorded a valuation allowance. In 1994 and 1995, the valuation allowance decreased by $73,000 and $55,000, respectively. For the nine months ended September 30, 1995, the valuation allowance increased by $280,000. For the nine months ended September 30, 1996, $172,000 of the valuation allowance was recognized.

     The reconciliation of income tax computed at the United States federal statutory tax rate of 34% to income taxes (benefit) is as follows:

                                                                        YEAR ENDED           NINE MONTHS ENDED
                                                                       DECEMBER 31,            SEPTEMBER 30,
                                                                     1994        1995        1995         1996
Tax at federal statutory rate...................................   $ 92,000    $ 44,500    $(256,600)   $(111,500)
State income taxes, net of federal tax benefit..................         --       6,000           --      (16,500)
Recognition of a portion of the deferred tax valuation
  allowance.....................................................         --          --           --     (172,000)
Net operating loss (utilization) carryforward...................    (92,000)    (50,500)     256,600           --
Income taxes (benefit)..........................................   $     --    $     --    $      --    $(300,000)

NOTE 5. -- ACQUISITION

     In March, 1995, the Company purchased a product line of Lyon Food Products, Inc. ("Lyon"), which was in the same business as the Company, and secured licensing rights to a regional herring brand name. The product line, primarily consisting of certain accounts receivable, inventories and equipment, and the licensing rights were acquired for $725,915 and funded with additional bank borrowings.

                            VITA FOOD PRODUCTS, INC.

NOTE 6. -- COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company enters into purchase commitments for raw materials and does not anticipate any losses. The Company purchases a majority of its herring from one supplier. The supplier has the option to supply up to 90% of the Company's annual requirements for herring, provided that the supplier agrees to supply the herring at competitive prices.

     The Company is contesting the amount of user charges assessed by the Metropolitan Water Reclamation District for 1994 and 1995. The Company has provided accruals of $285,000 and $486,000 as of December 31, 1995 and September 30, 1996, respectively, for user charges. These accruals are based upon an estimate provided by an independent consultant. If the Company is not successful in its protest, the Company would be required to pay an additional $300,000. However, the Company believes that any potential additional liability will not have a material adverse effect on the Company's business, financial condition or results of operations. The Company further believes that the eventual liability will not materially exceed its presently established accruals.

     During 1995, the Company incurred an expense of $355,527 representing an arbitration award requiring the Company to pay the adverse party's legal fees.

     In the ordinary course of business, the Company becomes involved in litigation as a defendant in various lawsuits. In the opinion of management, after considering the advice of counsel, the ultimate resolution of these legal proceedings will not have a material effect on the financial statements taken as a whole and thus no provision has been made in the financial statements for any loss contingencies.

NOTE 7. -- EMPLOYEE BENEFIT PLANS

     The Company has established a qualified profit sharing plan covering its nonunion employees. Participants may elect to defer a portion of annual compensation. The Company may contribute amounts at the discretion of the Board of Directors.

     The Company made a contribution for the year ended December 31, 1995 of $60,000. No contribution was made for the year ended December 31, 1994 or for the nine months ended September 30, 1995 and 1996.

     Additionally, the Company participates in two multi-employer plans that provide benefits to the Company's union employees. Contributions to the plans for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 were $26,600, $28,900, $19,900 and $23,700, respectively.

NOTE 8. -- MAJOR CUSTOMER

     The Company had sales to one customer in 1994 and 1995 representing 11% and 12% of net sales, respectively.

NOTE 9. -- SUBSEQUENT EVENTS

     In September, 1996, the Company reincorporated in the State of Nevada via a merger of the Illinois corporation into the Company, which was a Nevada corporation formed in September, 1996. The ratio of shares of the Illinois corporation to the Nevada corporation is 5,412.745:1 and the ratio of shares of V-F Acquisition, Inc., an investor group of the Illinois corporation, to the Nevada corporation is 54.12745:1. The shares of the Illinois corporation held by V-F Acquisition, Inc., the Illinois corporation's largest shareholder, were cancelled in the merger. Further, the Nevada corporation changed its name to Vita Food Products, Inc. upon completion of the merger. After the merger there were 2,950,000 shares of common stock of the Company issued and outstanding. The earnings per share calculation and all share information contained in these financial statements have been retroactively adjusted to give effect to the increases in authorized, issued and outstanding shares of common stock.

                            VITA FOOD PRODUCTS, INC.

     On September 11, 1996, the Company adopted the Vita Food Products, Inc. 1996 Employee Stock Option Plan (the "Plan") pursuant to which 325,000 shares of common stock have been reserved for issuance upon the exercise of options designated as either an "incentive stock option" or as a "nonqualified stock option." These options may be granted to employees of the Company, including members of the Board of Directors who are employees. On September 11, 1996, the Company also adopted the Vita Food Products, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "Director Plan") pursuant to which 75,000 shares of common stock have been reserved for issuance upon the exercise of options designated as a "nonqualified stock option." These options may be granted to directors who are not employees of the Company. Further, in September, 1996 the Company adopted the 1996 Employee Stock Purchase Plan pursuant to which 150,000 shares of common stock have been reserved for issuance. The Company does not intend to grant any options under the Plan or the Director Plan prior to the completion of the proposed public offering.

     The Company intends to enter into employment agreements with two officers of the Company that extend through September, 1999. Under the terms of these agreements, each officer is entitled to be paid a salary of $215,000 annually (adjusted annually for increases in the cost of living index), plus bonuses, if any, and certain perquisites.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS


                                                  PAGE
Prospectus Summary.............................     3
Risk Factors...................................     8
Use of Proceeds................................    17
Dividend Policy................................    18
Capitalization.................................    18
Dilution.......................................    19
Selected Financial Data........................    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations................................    22
Business.......................................    29
Management.....................................    39
Certain Relationships and Related
  Transactions.................................    44
Principal Shareholders.........................    46
Description of the Company's Securities........    47
Shares Eligible for Future Sale................    49
Underwriting...................................    50
Legal Matters..................................    52
Experts........................................    52
Additional Information.........................    53
Financial Statements...........................   F-1


UNTIL             , 199 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   VITA FOOD
                                 PRODUCTS, INC.
                               750,000 SHARES OF
                                  COMMON STOCK
                                      AND
                               750,000 REDEEMABLE
                             COMMON STOCK PURCHASE
                                    WARRANTS
(INITIALLY SHARES OF COMMON STOCK AND WARRANTS MAY ONLY BE PURCHASED TOGETHER ON
     THE BASIS OF ONE SHARE OF COMMON STOCK AND ONE WARRANT, BUT WILL TRADE
            SEPARATELY IMMEDIATELY AFTER THE OFFERING IS COMPLETED)

                            (VITA LOGO APPEARS HERE)

                                   PROSPECTUS

                        NATIONAL SECURITIES CORPORATION
                          ACCESS FINANCIAL GROUP, INC.

                                           , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation limit the personal liability of directors to the fullest extend permitted by Nevada law. Nevada law provides that directors or officers of a corporation will not be personally liable for damages for breach of their fiduciary duties as directors or officers, except liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) unlawful payments of dividends. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the Company's Articles of Incorporation provide that the Company shall to the fullest extent permitted by Nevada law, indemnify any and all persons whom it shall have the power to indemnify under Nevada law from and against any and all expenses, liabilities or other matters referred to or covered by Nevada law. This indemnification is in addition to any other rights of indemnification to which such persons may be entitled under the Company's by-laws, any agreement or notice of shareholders or disinterested directors.

     The Company's By-laws provide that the Company shall indemnify its directors, and officers, employees and other agents for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director, officer, employee or agent of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or any other company or enterprise to which such person provides services at the request of the Company. The Company's By-laws also permit it to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-laws would permit indemnification. The Company does not have any separate indemnification agreements with its directors or officers.

     The description of Nevada law is not intended to be complete. The description of the Company's Article of Incorporation and its By-laws is not intended to be complete and is respectively qualified in its entirety by such Articles and By-laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions and the Representatives' non-accountable expense allowance) expected to be incurred in connection with the offering described in this Registration Statement. All amounts are estimated except the SEC Registration Fee and the NASD Fee.

SEC Registration Fee.......................................................   $ 10,059.71
NASD Fee...................................................................      3,417.32
Chicago Stock Exchange Listing Fee.........................................     30,000.00
Printing and Engraving Costs...............................................     50,000.00
Accounting Fees and Expenses...............................................     85,000.00
Legal Fees and Expenses....................................................    150,000.00
Blue Sky Fees and Expenses.................................................     20,000.00
Transfer Agent and Registrar Fees and Expenses.............................      7,500.00
Miscellaneous..............................................................     52,498.97
  Total....................................................................   $408,476.00

     All of the listed expenses of this offering will be paid by the Company.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Not Applicable.

ITEM 27. EXHIBITS.

     See Exhibit Index E-1 which is incorporated herein by reference.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "SECURITIES ACT") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described in Item 24, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

          (iii) Include any additional or changed material information on the plan of dissolution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes that:

          For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

          For purposes of determining any liability under the Securities Act, the Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     The Registrant will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois, on November 21, 1996.


                                             VITA FOOD PRODUCTS, INC.

                                             By: /s/     STEPHEN D. RUBIN
                                                       STEPHEN D. RUBIN
                                                           PRESIDENT


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the following capacities on November 21, 1996.


                      SIGNATURES                                                TITLE

          /s/               STEPHEN D. RUBIN                            Director and President
                   STEPHEN D. RUBIN                                 (Principal Executive Officer)

          /s/              CLARK L. FELDMAN                Director, Executive Vice President and Secretary
                   CLARK L. FELDMAN

           /s/               JAY H. DEMBSKY                    Vice President, Chief Financial Officer
                    JAY H. DEMBSKY                                and Treasurer (Principal Financial
                                                                       and Accounting Officer)

          /s/               SAM GORENSTEIN*                                    Director
                    SAM GORENSTEIN

           /s/                 NEIL JANSEN*                                    Director
                     NEIL JANSEN

           /s/                MICHAEL HORN*                                    Director
                     MICHAEL HORN

         /s/           JEFFREY C. RUBENSTEIN*                                  Director
                JEFFREY C. RUBENSTEIN

        * By: /s/            Stephen D. Rubin
                   STEPHEN D. RUBIN
                   ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                      EXHIBIT TITLE

  1.1         Form of Underwriting Agreement

  2.1         Plan of Merger

  3.1         Articles of Incorporation of the Company

  3.2         By-laws of the Company

  4.1         Form of Common Stock Certificate

  4.2         Form of Representatives' Warrant Agreement between the Company and National
              Securities Corporation and [Representative], as representative of the several
              Underwriters (the "Representatives"), including Form of Representatives'
              Warrant

   4.3        Form of Warrant Agreement between the Company and American Stock Transfer &
              Trust Company and the Representative, including form of Warrant Certificate

   5.1        Opinion of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.

  10.1        Voting Agreement dated as of February 26, 1990 by and between Sam Gorenstein and J.B.F. Enterprises as first parties, and Stephen D. Rubin, Clark L.
              Feldman and V-F Acquisition, Inc., as second parties

  10.2        Settlement Agreement and General Release dated as of February 26, 1990 executed by David Gorenstein, Sam Gorenstein and Sid Gorenstein; by officers and directors of the Company; by Stephen D. Rubin for Herring Haven
              Investments, Inc.; by Stephen D. Rubin for V-F Acquisition, Inc.; and by
              Herring Haven Investments, Inc. and Stephen D. Rubin for Herring Investments,
              Ltd.

  10.3        Loan and Security Agreement dated as of March 20, 1995 by and between the
              Company and NBD Bank, as amended

  10.4        Form of 1996 Employee Stock Option Plan

  10.5        Form of 1996 Stock Option Plan for Non-Employee Directors

  10.6        Form of 1996 Employee Stock Purchase Plan

  10.7        Form of Employment Agreement between the Company and Stephen D. Rubin

  10.8        Form of Employment Agreement between the Company and Clark L. Feldman

  10.9        Long Term Supply/Purchase Agreement dated as of September 1, 1992 by and between the Company and Barry's Limited

  10.10       Exclusive Distributorship Agreement dated as of December 1, 1994 by and between the Company and Brookside Products, Ltd.

  10.11       Agreement dated as of May 1, 1994 by and between the Company and Local 546,
              United Food & Commercial Workers International Union, AFL-CIO

  10.12       Agreement dated as of April 1, 1994 by and between the Company and the
              International Union of Operating Engineers Local 399, AFL-CIO

  10.13       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and Stephen D. Rubin

  10.14       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and Clark L. Feldman

  10.15       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and Jeffrey Rubenstein

  EXHIBIT
  NUMBER                                      EXHIBIT TITLE
  10.16       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and Edward Levine

  10.17       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and James M. Rubin

  10.18       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Stephen D. Rubin and delivered to NBD Bank.

  10.19       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Clark L. Feldman and delivered to NBD Bank.

  10.20       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Jeffrey Rubenstein and delivered to NBD Bank.

  10.21       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Sam Gorenstein and delivered to NBD Bank

  10.22       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and David Gorenstein and delivered to NBD Bank.

  10.23       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Edward Levine and delivered to NBD Bank

  10.24       Requirements Manufacturing and Co-Packing Agreement dated as of August 30,
              1996 by and between the Company and Cedar's Mediterranean Foods, Inc.

  10.25       401(k) Profit Sharing Plan and Trust

  10.26       Gorenstein Agreement dated September 20, 1996 by and among the Company,
              Stephen D. Rubin, Clark L. Feldman, Sam Gorenstein, David Gorenstein and
              J.B.F. Enterprises

  10.27       Commitment Letter dated November 8, 1996 from American National Bank and Trust
              Company of Chicago agreeing to extend the maturity date of the Company's Bank
              Credit Facilities until April 30, 1998

   23.1       Consent of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.
              (included as part of Exhibit 5.1)

  *23.2       Consent of BDO Seidman, LLP

  24.1        Power of Attorney (included on page S-4 of the Registration Statement on Form
              SB-2)

   99.1       Consent of Steven A. Rothstein to serve as a director of Vita Food Products,
              Inc.

* Filed herewith, exhibits not marked with an asterisk were filed as part of the Form SB-2 Registration Statement (File No. 333-5738) filed with the Securities and Exchange Commission on September 23, 1996.